UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant    ☒
Filed by a Party other than the Registrant    ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

Neurogene Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 26, 2024
Dear Stockholder:
You are cordially invited to attend the 2024 Annual Meeting of Stockholders of Neurogene Inc., a Delaware corporation (the “Company”). The meeting is expected to be held virtually at 11:00 a.m., Eastern Time, on June 14, 2024. You will be able to virtually attend the meeting, submit your questions and comments, and vote your shares at the meeting by visiting www.virtualshareholdermeeting.com/NGNE2024. We believe that a virtual meeting facilitates stockholder participation, improves communication and saves on the expenses traditionally incurred for in-person annual meetings.
We have elected to deliver our proxy materials to our shareholders over the Internet and will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and our 2023 annual report to shareholders. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote by telephone or Internet and includes instructions on how to receive a paper copy of the proxy materials by mail. You may also find copies of these items online at ir.neurogene.com/financial-information/sec-filings.
The matters to be voted on are described in the accompanying Notice of 2024 Annual Meeting of Stockholders and Proxy Statement. Our Board of Directors recommends that you vote in accordance with each of its recommendations regarding the proposals listed in the Notice of 2024 Annual Meeting of Stockholders and described in the accompanying Proxy Statement.
Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to read the Proxy Statement and vote by Internet or, if you requested paper copies of the proxy materials, by telephone or by submitting your signed and dated proxy card to ensure your representation at the Annual Meeting. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and Voting” beginning on page 1 of the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials. Providing voting instructions or returning your proxy card in advance of the meeting will not prevent you from voting on the website during the meeting but will ensure that your vote is counted if you are unable to attend.
Sincerely,
Rachel McMinn, Ph.D.
Executive Chair,
Founder and Chief Executive Officer

535 W. 24th Street, 5th Floor, New York, NY 10011
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, June 14, 2024, 11:00 a.m. (Eastern Time)
Virtual Meeting Only — No Physical Meeting Location
To Our Stockholders:
NOTICE IS HEREBY GIVEN that the 2024 Annual Meeting of Stockholders ("Annual Meeting") of Neurogene Inc., a Delaware corporation (the “Company”), will be held in a virtual-only format, via live webcast, on Friday, June 14, 2024 at 11:00 a.m. (Eastern Time). The purpose of this meeting is to consider and vote upon the following matters:
1.To elect Cory Freedland and Rachel McMinn as Class I directors to our Board of Directors to serve until the 2027 annual meeting of stockholders and until their respective successors are elected and qualiﬁed;
2.To approve on an advisory (non-binding) basis of the compensation of the Company’s named executive officers;
3.To ratify on an advisory (non-binding) basis of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting ﬁrm for the year ending December 31, 2024; and
4.To transact any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice of 2024 Annual Meeting of Stockholders (the “Proxy Statement”). We also will transact any other business that may properly come before the Annual Meeting, but we are not aware of any such additional matters.
Only stockholders of record at the close of business on April 18, 2024, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the meeting. The accompanying Proxy Statement and the proxy card were either made available to you online or mailed to you beginning on or about April 26, 2024.
To facilitate stockholder participation and save on expenses associated with conducting an in-person annual meeting, the Annual Meeting will be held in a virtual meeting format only. You will be able to virtually attend the meeting, submit your questions and comments, and vote your shares at the meeting by visiting www.virtualshareholdermeeting.com/NGNE2024.
In the event of a technical malfunction or other situation that the meeting chair determines may affect the ability of the Annual Meeting to satisfy the requirements for a meeting of stockholders to be held by means of remote communication under the Delaware General Corporation Law, or that otherwise makes it advisable to adjourn the Annual Meeting, the meeting chair or secretary will convene the meeting at 12:00 p.m. Eastern Time on the date specified above and at the Company’s address specified above solely for the purpose of adjourning the meeting to reconvene at a date, time and physical or virtual location announced by the meeting chair or secretary. Under either of the foregoing circumstances, we will post information regarding the announcement on the Investor page of the Company’s website at https://ir.neurogene.com.
Whether or not you expect to attend the annual meeting, we encourage you to read the Proxy Statement and vote as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Proxy Materials and Voting” beginning on page 1 of the accompanying Proxy Statement and the instructions on the Notice of Internet Availability of Proxy Materials.

Christine Mikail
President, Chief Financial Officer and Corporate Secretary
April 26, 2024

i

LEGAL MATTERS
Neoleukin-Neurogene Merger. On December 18, 2023 (the “Merger Closing”), the Company consummated a business combination (the “Merger”) pursuant to an Agreement and Plan of Merger, dated as of July 17, 2023 (the “Merger Agreement”), by and among the Company (which prior to the Merger Closing was known as Neoleukin Therapeutics, Inc., or “Neoleukin”), Project North Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Neoleukin (“Merger Sub”), and Neurogene Inc., a Nevada corporation (“Private Neurogene” and formerly a Delaware corporation). Pursuant to the Merger Agreement, Merger Sub merged with and into Private Neurogene, with Private Neurogene surviving the Merger as a wholly owned subsidiary of the Company. In connection with the completion of the Merger, the Company changed its name from “Neoleukin Therapeutics, Inc.” to “Neurogene Inc.” and its Nasdaq ticker symbol from “NLTX” to “NGNE.”
Information about solicitation and voting. The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Neurogene Inc. (“we”, “us”, “our”, “Neurogene” or the “Company”) for use at the Company’s 2024 Annual Meeting of Stockholders (the “Annual Meeting” or “meeting”) to be held on June 14, 2024 at 11:00 a.m. Eastern Time as a virtual-only meeting which can be accessed at www.virtualshareholdermeeting.com/NGNE2024.
Internet Availability of Proxy Materials. Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies of those materials to each stockholder. On or about April 26, 2024, we expect to send our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and our 2023 annual report to stockholders. The Notice also provides instructions on how to vote by Internet and includes instructions on how to receive a paper copy of the proxy materials by mail. If you prefer to receive printed proxy materials, please follow the instructions included in the Notice.
Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to Be Held on June 14, 2024. The Proxy Statement and Annual Report for the year ended December 31, 2023 are available at www.proxyvote.com.
Forward-Looking Statements. The Proxy Statement may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which statements are subject to substantial risks and uncertainties and are based on estimates and assumptions. All statements other than statements of historical fact included in the Proxy Statement, including statements about the Company’s Board of Directors, corporate governance practices and executive compensation program and equity compensation utilization, are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements expressed or implied in the Proxy Statement. Such risks, uncertainties and other factors include those risks described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed with the SEC and other subsequent documents we file with the SEC. The Company expressly disclaims any obligation to update or alter any statements whether as a result of new information, future events or otherwise, except as required by law.
Website References. Website references throughout this document are inactive textual references and provided for convenience only, and the content on the referenced websites is not incorporated herein by reference and does not constitute a part of the Proxy Statement.
Use of Trademarks. Neurogene is the trademark of Neurogene Inc. Other names and brands may be claimed as the property of others.
ii

535 W 24th Street, 5th Floor, New York, NY 10011
PROXY STATEMENT
FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING
What Is the Purpose of These Proxy Materials?
We are making these proxy materials available to you in connection with the solicitation of proxies by the Board for use at the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 14, 2024 at 11:00 a.m. Eastern Time, or at any other time following adjournment or postponement thereof. You are invited to participate in the Annual Meeting and to vote on the proposals described in this proxy statement (the “Proxy Statement”). The proxy materials are first being made available to our stockholders on or about April 26, 2024.
Why Did I Receive a Notice of Internet Availability?
Pursuant to SEC rules, we are furnishing the proxy materials to our stockholders primarily via the Internet instead of mailing printed copies. This process allows us to expedite our stockholders’ receipt of proxy materials, lower the costs of printing and mailing the proxy materials and reduce the environmental impact of our Annual Meeting. If you received a Notice, you will not receive a printed copy of the proxy materials unless you request one. The Notice provides instructions on how to access the proxy materials for the Annual Meeting via the Internet, how to request a printed set of proxy materials and how to vote your shares.
Why Are We Holding a Virtual Annual Meeting?
We have adopted a virtual meeting format for the Annual Meeting to provide a consistent experience to all stockholders regardless of geographic location. We believe this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. In structuring our virtual Annual Meeting, our goal is to enhance rather than constrain stockholder participation in the meeting, and we have designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.
Who Can Vote?
Only stockholders of record at the close of business on April 18, 2024 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote on the proposals described in this Proxy Statement. At the close of business on the Record Date, 12,865,684 shares of our common stock were issued and outstanding.
What Is the Difference between Holding Shares as a Registered Stockholder and as a Beneficial Owner?
Registered Stockholder: Shares Registered in Your Name
If your shares of common stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company LLC), you are considered to be, with respect to those shares of common stock, the registered stockholder, and these proxy materials are being sent directly to you by us.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If your shares of common stock are held by a broker, fiduciary or custodian, you are considered the beneficial owner of shares of common stock held in “street name,” and these proxy materials are being forwarded to you from that broker, fiduciary or custodian.
Under certain circumstances banks, brokers and other nominees are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank, broker or other nominee, which is referred to as a “broker non-vote”. In these cases, those shares will be counted for the purpose of determining whether a quorum is present, but will not be voted on any matters deemed non-routine. See also “What Happens If I Do Not Vote?” and “What Happens If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?” below.
How Can I Participate in the Virtual Annual Meeting?
Stockholders of record as of the close of business on the Record Date are entitled to participate in and vote at the Annual Meeting. To participate in the Annual Meeting, including to vote and ask questions, stockholders of record should go to the meeting website at www.virtualshareholdermeeting.com/NGNE2024, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website. If your shares are held in street name and your voting instruction form or Notice indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.
We will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Annual Meeting rules of conduct. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
The meeting webcast will begin promptly at 11:00 a.m. Eastern Time. Online check-in will begin approximately 15 minutes before then, and we encourage you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Annual Meeting will be set forth in our meeting rules of conduct, which stockholders can view during the meeting at the meeting website.
What Am I Voting on?
The proposals to be voted on at the Annual Meeting are as follows:
(1)    Election of two Class I director nominees to serve until the 2027 Annual Meeting of Stockholders (“Proposal 1”);
(2)    Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers (“Proposal 2”); and
(3)    Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for 2024 (“Proposal 3”).
How Does the Board Recommend That I Vote?
The Board recommends that you vote your shares “FOR” each director nominee in Proposal 1 and “FOR” Proposals 2 and 3.
What If Another Matter Is Properly Brought before the Annual Meeting?
As of the date of filing this Proxy Statement, the Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.
How Many Votes Do I Have?
Each share of common stock you owned on the Record Date is entitled to one vote for each director candidate. You may NOT cumulate votes relating to the election of directors. For the other matters presented at this meeting, you are entitled to one vote for each share of common stock you owned on the Record Date.
What Does It Mean If I Receive More Than One Set of Proxy Materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.
Please note that if you have more than one account through which you hold shares, you will receive more than one control number. The control number is used to vote your shares, and is also used to log on to the meeting website to virtually attend the meeting, which will allow you to vote the shares held in the account associated with that control number at the meeting. However, you will not be able to vote shares held in other accounts not associated with the control number you are using to log in to the virtual shareholder meeting. Therefore, it is important that you vote in advance for all of your accounts prior to the Annual Meeting so that all of your shares may be counted.
How Do I Vote?
Even if you plan to attend the Annual Meeting, we recommend that you also submit your vote as early as possible in advance so that your vote will be counted if you later decide not to, or are unable to, virtually attend the Annual Meeting.
Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or by proxy in advance of the Annual Meeting by Internet (at www.proxyvote.com) or, if you requested paper copies of the proxy materials, by completing and mailing a proxy card or by telephone (at 800-690-6903).
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner, you may vote your shares online during the virtual Annual Meeting (see “How Can I Participate in the Virtual Annual Meeting?” above) or you may direct your broker, fiduciary or custodian how to vote in advance of the Annual Meeting by following the instructions they provide.
What Happens If I Do Not Vote?
Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Annual Meeting and will not be counted toward the quorum requirement.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, which we refer to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, we urge you to direct your broker, fiduciary or custodian how to vote your shares on all proposals to ensure that your vote is counted.
What Happens If I Sign and Return a Proxy Card or Otherwise Vote but Do Not Indicate Specific Choices?
Registered Stockholder: Shares Registered in Your Name
The shares represented by each signed and returned proxy will be voted at the Annual Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card. However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Board. Your shares will be counted toward the quorum requirement.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner and do not direct your broker, fiduciary or custodian how to vote your shares, your broker, fiduciary or custodian will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, fiduciary or custodian is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals.
Can I Change My Vote after I Submit My Proxy?
Registered Stockholder: Shares Registered in Your Name
If you are the registered stockholder, you may revoke your proxy at any time before the final vote at the Annual Meeting in any one of the following ways:

(1)    You may complete and submit a new proxy card, but it must bear a later date than the original proxy card;
(2)    You may submit new proxy instructions via telephone or the Internet;
(3)    You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at the address set forth on the first page of this Proxy Statement; or
(4)    You may vote by attending the Annual Meeting virtually. However, your virtual attendance at the Annual Meeting will not, by itself, revoke your proxy.
Your last submitted vote is the one that will be counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Fiduciary or Custodian
If you are the beneficial owner, you must follow the instructions you receive from your broker, fiduciary or custodian with respect to changing your vote.
What Is the Quorum Requirement?
The holders of a majority of the shares of common stock outstanding and entitled to vote at the Annual Meeting, either virtually or represented by proxy, must be present at the Annual Meeting to constitute a quorum. A quorum is required to transact business at the Annual Meeting.
Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, fiduciary or custodian) or if you attend the Annual Meeting virtually and vote. Abstentions and broker non-votes, if any, will be counted toward the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of shares of common stock present at the Annual Meeting, either virtually or represented by proxy, may adjourn the Annual Meeting to another time or date.
How Many Votes Are Required to Approve Each Proposal and How Are Votes Counted?
Votes will be counted by Broadridge Financial Solutions, the Inspector of Elections appointed for the Annual Meeting.
Proposal 1: Election of Directors
A nominee will be elected as a director at the Annual Meeting if the nominee receives a plurality of the votes cast “FOR” his or her election. “Plurality” means that the individuals who receive the highest number of votes cast “FOR” are elected as directors. Broker non-votes, if any, and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.
Proposal 2: Non-Binding Advisory Vote on Executive Compensation
The affirmative vote of the holders of at least a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter is required to approve this proposal. Abstentions will have the same effect as a vote “AGAINST” the matter. Broker non-votes, if any, will have no effect on the outcome of the matter.
Proposal 3: Ratification of Independent Auditor Appointment
The affirmative vote of the holders of at least a majority of shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter is required to approve this proposal. Abstentions will have the same effect as a vote “AGAINST” the matter. Broker non-votes, if any, will have no effect on the outcome of the matter.
Who Is Paying for This Proxy Solicitation?
We will pay the costs associated with the solicitation of proxies, including the preparation, assembly, printing and mailing of the proxy materials. We may also reimburse brokers, fiduciaries or custodians for the cost of forwarding proxy materials to beneficial owners of shares of common stock held in “street name.”
Our employees, officers and directors may solicit proxies in person or via telephone or the Internet. We will not pay additional compensation for any of these services.

When are Stockholder Proposals and Director Nominations Due for Next Year’s Annual Meeting?
Stockholders who wish to submit proposals for inclusion in next year’s proxy materials must submit such proposals in writing by December 27, 2024, to our Corporate Secretary at 535 W. 24th Street, 5th Floor, New York, NY 10011, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that if our 2025 Annual Meeting of Stockholders is held before May 15, 2025 or after July 14, 2025, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2025 Annual Meeting of Stockholders. A submission of a stockholder proposal does not guarantee that it will be included in the proxy materials.
If you wish to submit a proposal (including a director nomination) at the 2025 Annual Meeting of Stockholders (other than pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by our Corporate Secretary not later than the close of business on March 16, 2025 nor earlier than the close of business on February 14, 2025; provided, however, that if our 2025 Annual Meeting of Stockholders is held before May 15, 2025 or after August 13, 2025, then the proposal must be received no earlier than February 14, 2025 and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. Any such director nomination or stockholder proposal must be a proper matter for stockholder action and must comply with the terms and conditions set forth in our Bylaws (which includes the timing and information required under Rule 14a-19 of the Exchange Act). If a stockholder fails to meet these deadlines or fails to satisfy the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. We reserve the right to reject, rule out of order or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.
How Can I Find out the Voting Results?
We expect to announce preliminary voting results at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting.
Who Can Help Answer Any Questions I May Have?
If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

Neurogene Inc.
Attn: Corporate Secretary 535 W. 24th Street, 5th Floor
New York, NY 10011

PROPOSAL 1: ELECTION OF DIRECTORS
In accordance with our Certificate of Incorporation and Bylaws, the Board has fixed the number of directors constituting the Board at six. At the Annual Meeting, the stockholders will vote to elect the two Class I director nominees named in this Proxy Statement to serve until the 2027 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. Our Board has nominated Dr. Cory Freedland and Dr. Rachel McMinn for election to our Board. Each of Drs. Freedland and McMinn was initially appointed to the Board in December 2023 in accordance with the Merger Agreement.
Our director nominees have indicated that they are willing and able to serve as directors. However, if either of them becomes unable or, for good cause, unwilling to serve, proxies may be voted for the election of such other person as shall be designated by our Board, or the Board may decrease the size of the Board.
Information Regarding Director Nominees and Continuing Directors
Our Board is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I directors, who are up for election at this meeting for a term expiring at the 2027 Annual Meeting of Stockholders; two Class II directors, whose terms expire at the 2025 Annual Meeting of Stockholders; and two Class III directors, whose terms expire at the 2026 Annual Meeting of Stockholders.
Biographical and other information regarding our director nominees and directors continuing in office, including the primary skills and experiences considered by our Nominating and Corporate Governance Committee (the “Nominating Committee”) in determining to recommend them as nominees, is set forth below.

Name	Class	Age (as of April 26)	Position
Rachel McMinn, Ph.D.	I	51	Executive Chair and Chief Executive Officer
Robert Baffi, Ph.D.(2)(3)	III	69	Director
Cory Freedland, Ph.D.(1)	I	48	Director
Sarah B. Noonberg, M.D., Ph.D.(2)	II	56	Director
Rohan Palekar(1)(2)	III	58	Director
Robert Keith Woods (“Keith Woods”)(1)(3)	II	56	Director
(1)    Member of the Audit Committee
(2)    Member of the Compensation Committee
(3)    Member of the Nominating Committee
Class I Director Nominees
Cory Freedland, Ph.D. Dr. Freedland has served as a member of our Board since December 2023 and served as the board of directors of Private Neurogene from February 2019 to December 2023. Dr. Freedland is a Partner at Samsara BioCapital (“Samsara”), an investment company focused on the life sciences industry, which he joined in October 2017. Dr. Freedland has over 20 years of experience, leading multiple successful life science investments in his role. Prior to Samsara, Dr. Freedland was a Principal at Sofinnova Ventures, a biopharmaceutical venture capital firm, where he focused on biopharmaceutical investments. He played a central role in Sofinnova’s investments in Civitas Therapeutics, Inc. (acquired by Acorda Therapeutics, Inc.), Principia Biopharma, Spark Therapeutics, Inc. (acquired by Roche), Ziarco Pharma Ltd. (acquired by Novartis AG), and ZS Pharma, Inc. (acquired by AstraZeneca plc). Prior to Sofinnova, Dr. Freedland was a Principal at Novo A/S. Before his transition to healthcare investing, Dr. Freedland was a Vice President in the healthcare investment banking practice at Morgan Stanley. Prior to transitioning to life sciences finance, Dr. Freedland worked as a research scientist for Roche focusing on preclinical drug discovery and novel target identification for psychiatric and neurodegenerative diseases. Dr. Freedland served on the board of directors of Jiya Acquisition Corp. from November 2020 to November 2022. Dr. Freedland has also served on the board of directors of multiple private companies. Dr. Freedland received his Ph.D. in Pharmacology from Wake Forest University School of Medicine, his M.B.A. from the Kellogg School of Management and his B.A. in Psychology and Religious Studies from Connecticut College.
We believe Dr. Freedland is qualified to serve on our Board because of his extensive leadership, investment and business development experience in the life sciences sector, as well as his experience as a director of several biotechnology company boards.
Rachel McMinn, Ph.D. Dr. McMinn has served as Chief Executive Officer and Executive Chair of our Board since December 2023. Dr. McMinn founded Private Neurogene in January 2018 and served as its Chief Executive Officer and a member of its board of directors until December 2023. Prior to founding Neurogene, she served as Chief Business and Strategy Officer of Intercept Pharmaceuticals, Inc. (formerly Nasdaq: ICPT, until its acquisition by Alfasigma S.p.A.), a biopharmaceutical company dedicated to the treatment of patients with serious liver disease, from April 2014 to December 2017. Prior to her operational experience, Dr. McMinn was an award-winning biotechnology analyst, with 13 years of experience at firms such as Bank of America Merrill Lynch, Cowen and Company and Piper Jaffray. Dr. McMinn has served on the board of directors of Neurogene since January 2018. Dr. McMinn also serves on the board of directors of Everyone Medicines since 2021, and prior to that the non-profit Everyone Foundation from 2019 to 2021. Dr. McMinn received her B.A., magna cum laude, from Cornell University and her Ph.D. from The Scripps Research Institute, and was awarded a Post-Doctoral Miller Fellowship at the University of California, Berkeley.
We believe Dr. McMinn is qualified to serve on our Board because of her in-depth knowledge of the Company, her operational and senior management experience, and her extensive healthcare investment research in the biotechnology industry.
Class II Continuing in Office
Sarah B. Noonberg, M.D., Ph.D. Dr. Noonberg has served as a member of our Board since August 2019. Dr. Noonberg has over 20 years of industry experience leading development programs from discovery to commercialization across a range of indications, and has served as the Chief Medical Officer of Metagenomi, Inc. (Nasdaq: MGX), a next generation gene editing biotechnology company, since January 2023. Prior to Metagenomi, from September 2020 to September 2022, Dr. Noonberg served as the Chief Medical Officer of Maze Therapeutics, a human-genetics driven research and development company, and from May 2018 to May 2019, she served as the Chief Medical Officer of Nohla Therapeutics Inc., a developer of universal, off-the-shelf cell therapies for patients with hematological malignancies and other critical diseases. Prior to Nohla Therapeutics, Dr. Noonberg served as the Chief Medical Officer of Prothena Corporation plc (Nasdaq: PRTA), a biotechnology company, from May 2017 to May 2018. Dr. Noonberg previously served as Group Vice President and Head of Global Clinical Development at BioMarin Pharmaceuticals Inc. (Nasdaq: BMRN), a biotechnology company, from August 2015 to March 2017. From May 2007 to August 2015, she held several positions at Medivation, Inc., a biopharmaceutical company, including as Senior Vice President of Early Development. Dr. Noonberg has served as a member of the board of directors of Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a biopharmaceutical company, since May 2023 and she previously served on the board of directors of Protagonist Therapeutics, Inc (Nasdaq: PTGX), a biopharmaceutical company, from December 2017 to May 2023. Dr. Noonberg received her M.D. from the University of California, San Francisco, her Ph.D. in Bioengineering from the University of California, Berkeley, and her B.S. in Engineering from Dartmouth College. She is a board-certified internist and completed her residency at Johns Hopkins Hospital.
We believe Dr. Noonberg is qualified to serve on our Board because of her senior leadership and public company board experience in the biopharmaceutical industry as well as her extensive medical knowledge and clinical development and regulatory experience.
Keith Woods. Mr. Woods has served as a member of our Board since December 2023. Mr. Woods is an advisor to the board of directors of argenx SE (Nasdaq: ARGX), a biopharmaceutical company, where he served as Chief Operating Officer from April 2018 to March 2023. Mr. Woods has over 30 years of experience in the biopharmaceutical industry. Prior to argenx, Mr. Woods served as Senior Vice President of North American Operations for Alexion Pharmaceuticals, Inc., a biopharmaceutical company, where he managed a team of several hundred people in the U.S. and Canada and was responsible for more than $1 billion in annual sales. Within Alexion, Mr. Woods had previously served as Vice President and Managing Director of Alexion UK, overseeing all aspects of Alexion’s UK business, and Vice President of U.S. Operations and Executive Director of Sales, leading the launch of Soliris in atypical hemolytic uremic syndrome. Prior to Alexion, Mr. Woods held various positions of increasing responsibility within Roche, Amgen Inc. and Eisai Co., Ltd., over a span of 20 years. Mr. Woods has served on the board of directors of X4 Pharmaceuticals, Inc. (Nasdaq: XFOR) since October 2023, Rocket Pharmaceuticals, Inc. (Nasdaq: RCKT) since December 2023, and TScan Therapeutics, Inc. (Nasdaq: TCRX) since December 2023. Mr. Woods received his B.S. in Marketing from Florida State University.
We believe Mr. Woods is qualified to serve on our Board because of his extensive senior management, leadership and operational experience in the biopharmaceutical industry.
Class III Directors Continuing in Office
Robert Baffi, Ph.D. Dr. Baffi has served as a member of our Board since December 2023 and served as a member of the board of directors of Private Neurogene from September 2020 to December 2023. Dr. Baffi is a Venture Partner at Samsara, an investment company focused on the life sciences industry, which he joined in March 2021. Dr. Baffi had a 23-year tenure at BioMarin Pharmaceutical Inc. (Nasdaq: BMRN), a global biotechnology company, from May 2000 to March 2023, where he served as President of Global Manufacturing & Technical Operations from 2018 to 2020, was responsible for overseeing manufacturing, process development based on the baculovirus system, quality, logistics, engineering and analytical chemistry, and led the building of one of the first gene therapy manufacturing facilities of its kind, before he became Senior Advisor to the Chairman and Chief Executive Officer in 2021. Prior to BioMarin, Dr. Baffi served 14 years in a number of increasingly senior positions at Genentech, Inc., primarily in the functional area of quality control. Prior to Genentech, Dr. Baffi worked at Cooper BioMedical, Inc. as a Research Scientist and at the Becton Dickinson Research Center as a Post-Doctoral Fellow. Dr. Baffi has contributed to the approval and commercial success of 28 products. Dr. Baffi has served as a member of the board of directors of Mosaic ImmunoEngineering Inc. (OTCMTKS: CPMV), a biotechnology company, since June 2021 and Bionic Sight, Inc., a biotechnology company, since 2020. Dr. Baffi also serves on the science advisory board of the National Institute for Bioprocessing Research & Training. Dr. Baffi received his Ph.D., M. Phil. and B.S. in biochemistry from the City University of New York and his M.B.A. from Regis University.
We believe Dr. Baffi is qualified to serve on our Board because of his extensive education and investment, management, commercialization, operational and leadership experience in the life sciences sector.
Rohan Palekar. Rohan Palekar has served as a member of our Board since March 2022. Mr. Palekar has served as Chief Executive Officer and a member of the board of directors of 89bio, Inc. (Nasdaq: ETNB), a biopharmaceutical company, since June 2018. Prior to 89bio, Mr. Palekar held various positions at Avanir Pharmaceuticals, Inc., a specialty pharmaceutical company, including the role of President and Chief Executive Officer of Avanir from December 2015 to July 2017, where he led the company following its acquisition by Otsuka Pharmaceutical Co., Ltd. in 2015. Prior to the acquisition, Mr. Palekar served as Executive Vice President and Chief Operating Officer in 2015 and as Senior Vice President and Chief Commercial Officer of Avanir from March 2012 to March 2015. Prior to Avanir, from 2008 to 2011, Mr. Palekar served as Chief Commercial Officer for Medivation, Inc., a biopharmaceutical company, where he was responsible for all commercial activities, chemistry, manufacturing and controls, medical affairs, and public relations functions. Mr. Palekar also spent over 16 years at Johnson & Johnson (NYSE: JNJ), a diversified healthcare company, in various senior commercial and strategic management roles. Mr. Palekar served as a trustee for Aim High for High School, a non-profit educational institution, from 2018 till 2023 and chair of the board of trustees from 2021 to 2023. Mr. Palekar earned his M.B.A. from the Tuck School of Business at Dartmouth College, his B.Com. in Accounting from the University of Mumbai and his L.L.B. from the University of Mumbai. Mr. Palekar is also a certified Chartered Accountant and a Cost and Management Accountant.
We believe Mr. Palekar is qualified to serve on the board of directors of the combined company because of his operational experience in the biopharmaceutical industry as well as his senior management and leadership experience.
Board Recommendation
The Board recommends a vote “FOR” the election of each of the Class I director nominees set forth above.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the rules of the SEC and pursuant to the Dodd-Frank Act, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.
The say-on-pay vote is a non-binding, advisory vote on the compensation of our “named executive officers,” as described in this Proxy Statement in the “Executive Compensation” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure. The say-on-pay vote is not a vote on our general compensation policies or on the compensation of our Board. Stockholders are urged to read the “Executive Compensation” section of the Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy. Our Compensation Committee and Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.
As an advisory vote, this proposal is not binding. However, our Board and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
We are required to hold a say-on-pay vote at least once every three years, and we have determined that holding a say-on-pay vote every year is appropriate for the Company at this time. Unless the Board modifies its policy on the frequency of holding say-on-pay advisory votes, the next say-on-pay vote is expected to occur in 2025.
Board Recommendation
The Board recommends a vote “FOR” this proposal.

PROPOSAL 3: RATIFICATION OF INDEPENDENT AUDITOR APPOINTMENT
Our Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the year ending December 31, 2024. In this Proposal 3, we are asking stockholders to vote to ratify this appointment. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.
Stockholder ratification of the appointment of Deloitte as the Company’s independent auditor is not required by law or our Bylaws. However, we are seeking stockholder ratification as a matter of good corporate practice. If our stockholders fail to ratify the appointment, the committee will reconsider its appointment. Even if the appointment is ratified, the committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Deloitte has served as the independent auditor since 2023. The following table summarizes the audit fees billed and expected to be billed by Deloitte for the indicated fiscal years and the fees billed by Deloitte for all other services rendered during the indicated fiscal years. All services associated with such fees and provided after the Merger Closing were pre-approved by our Audit Committee in accordance with the “Pre-Approval Policies and Procedures” described below.

	Year Ended December 31,
Fee Category	2023	2022
Audit Fees(1)	$482,000	$—
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$482,000	$—
Prior to the Merger Closing, Ernst & Young LLP (“Ernst &Young”) served as the independent auditor of Private Neurogene.
The following table summarizes the audit fees billed and expected to be billed by Ernst & Young for services rendered for the years ended December 31, 2023 and 2022 in connection with the audit of the financial statements of Private Neurogene for the year ended December 31, 2022:

	Year Ended December 31,
Fee Category	2023	2022
Audit Fees(1)	$761,620	$261,235
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total Fees	$761,620	$261,235
(1)    Consists of fees for professional services rendered for the audit of our financial statements, review of our interim condensed financial statements, professional consultations with respect to accounting matters and assistance with registration statements filed with the SEC and services that are normally provided by Deloitte or Ernst & Young, as applicable in connection with statutory and regulatory filings or engagements.
During the fiscal year 2023, Deloitte performed audit services for Neoleukin Therapeutics, Inc., merger acquirer of Neurogene Inc. Audit fees related to the services provided to Neoleukin Therapeutics, Inc. totaled $463,233 and consisted of services performed in connection with Forms 10-Q, Form S-4 and 8-K filings for fiscal year 2023.
(2)    Consists of fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.
(3)    Consists of fees for professional services for tax compliance, tax advice and tax planning.
(4)    Consists of fees for all other services.

Pre-Approval Policies and Procedures
Our Audit Committee has adopted procedures requiring the pre-approval of all audit and non-audit services performed by our independent auditor in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the committee for each engagement of our auditor to perform other audit-related or non-audit services. The committee does not delegate its responsibility to pre-approve services performed by our auditor to any member of management. The committee has delegated authority to the committee chair to pre-approve audit and non-audit services to be provided to us by our auditor provided that the fees for such services do not exceed $100,000. Any pre-approval of services by the committee chair pursuant to this delegated authority must be reported to the committee at its next regularly scheduled meeting.
Report of the Audit Committee
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2023 with the Company’s management and with Deloitte, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from Deloitte pursuant to applicable PCAOB requirements regarding its communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.
This report is provided by the following directors, who serve on the Audit Committee:
Cory Freedland, Ph.D. (Chair)
Rohan Palekar
Keith Woods
Board Recommendation
The Board recommends a vote “FOR” this proposal.

CORPORATE GOVERNANCE
Our business affairs are managed under the direction of our Board. Our Board has adopted a set of Corporate Governance Guidelines as a framework for the governance of the Company, which is posted on our website located at https://ir.neurogene.com/corporate-governance/governance-overview under “Governance Documents.”
Our Governance Structure and Philosophy
Our governance practices reflect the environment in which we operate and are designed to support our mission to turn devastating neurological diseases into treatable conditions and improve the lives of patients and families impacted by these rare diseases. We are a clinical stage biotechnology company in an evolving industry, with a focus on developing our candidate pipeline through both business development and internal research efforts, and, like other companies in the biotechnology industry, face extreme stock price and volume fluctuations that are often unrelated or disproportionate to our operating performance. With these business environment considerations in mind, the Board believes our current governance structure enables the management team to act with deliberation and to focus on delivering long-term value to stockholders and protect minority investors from the interests of potentially short-sighted investors who may seek to act opportunistically and not in the best interests of the Company or stockholders generally. This structure includes the following elements:
•Classified board: our directors serve three-year terms, with 1/3 of the Board (instead of the entire Board) elected at each annual meeting. This helps to provide stability and continuity, permitting directors to develop and share institutional knowledge and focus on the long term, and encourages stockholders to engage directly with the Board and management team regarding significant corporation transactions.
•Supermajority voting: the voting standard for most items is a majority of shares present, but 66 2/3% of the outstanding shares are needed to amend certain provisions of our Certificate of Incorporation and Bylaws and remove directors. This helps protect against a small group of stockholders acting to amend our governing documents or to remove directors for reasons that may not be in the best interests of all stockholders.
•Plurality voting for directors: our directors are elected by a plurality of votes cast (instead of a majority of votes cast), meaning the nominees with the most votes are elected. This helps avoid potential disruption to the Board and management team as a result of a “failed election.”
•Stockholders cannot call special meetings or act by written consent: stockholders can propose business at each annual meeting (in accordance with our advance notice bylaws and Rule 14a-8), but cannot call a stockholder vote in between annual meetings or act by written consent. This helps avoid unnecessary diversion of Board and management time (potentially at the request of a limited number of stockholders acting to further short-term special interests) from executing on our long-term strategy.
Recognizing that the Company’s operating environment continues to evolve and that governance practices should not be static as a matter of course, the Board annually evaluates our governance structure to confirm it remains in the best interests of the Company and stockholders and values input from our stockholders on this topic.
Board Composition
Director Nomination Process
The Nominating Committee is responsible for, among other things, engaging in succession planning for directors and identifying qualified individuals to become members of the Board to oversee management’s execution of the Company’s strategy and safeguard the long-term interests of stockholders. In this regard, the committee is charged with developing and recommending Board membership criteria to the Board for approval, evaluating the composition of the Board annually to assess the skills and experience that are currently represented on the Board and to assess the criteria that may be needed in the future, and identifying, reviewing the qualifications of and recommending potential director candidates.
In identifying potential candidates for Board membership, the Nominating Committee considers recommendations from directors, stockholders, management and others, including, from time to time, third-party search firms to assist it in locating qualified candidates. Once potential director candidates are identified, the committee, with the assistance of management, undertakes a vetting process that considers each candidate’s background, independence and fit with the Board’s priorities. As part of this vetting process, the committee, as well as other members of the Board and the Chief Executive Officer (“CEO”), may conduct interviews with the candidates. If the committee determines that a potential candidate meets the needs of the Board and has the desired qualifications, it recommends the candidate to the full Board for appointment or nomination and to the stockholders for election at the annual meeting.

Criteria for Board Membership
In assessing potential candidates for Board membership and in assessing Board composition, the Nominating Committee considers a wide range of factors, including directors’ experience, knowledge, understanding of our business environment and specific skills they may possess that are helpful to the Company (including leadership experience, financial expertise and industry knowledge). The committee generally seeks to balance the experiences, skills and characteristics represented on the Board and does not assign specific weight to any of these factors.
In addition, the Nominating Committee generally believes it is important for all Board members to possess the highest personal and professional ethics, integrity and values, an inquisitive and objective perspective, a sense for priorities and balance, the ability and willingness to devote sufficient time and attention to Board matters, and a willingness to represent the long-term interests of all our stockholders.
Board Diversity
In addition to the factors discussed above, the Board and the Nominating Committee actively seek to achieve a diversity of occupational and personal backgrounds on the Board. The Nominating Committee considers a potential director candidate’s ability to contribute to the diversity of personal backgrounds on the Board, including with respect to gender, race, ethnic and national background, geography, age and sexual orientation.
The Nominating Committee assesses its effectiveness in balancing these considerations in connection with its annual evaluation of the composition of the Board. In this regard, our current Board of six directors includes one director (17%) who self-identifies as female and one director (17%) who self-identifies as racially/ethnically diverse.
In accordance with Nasdaq’s board diversity listing standards, we are disclosing aggregated statistical information about our Board’s self-identified gender and racial characteristics and LGBTQ+ status as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix (as of the date of this Proxy Statement)
Total number of directors - 6
Gender identity:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	4	—	1
Number of directors who identify in any of the categories below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	1	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	1
Stockholder Recommendations for Directors
It is the Nominating Committee’s policy to consider written recommendations from stockholders for director candidates. The committee considers candidates recommended by our stockholders in the same manner as a candidate recommended by other sources. Any such recommendations should be submitted to the committee as described under “Stockholder Communications” and should include the same information required under our Bylaws for nominating a director, as described under “Stockholder Proposals and Director Nominations for Next Year’s Annual Meeting.”
Board Leadership Structure
We do not have a policy regarding whether the roles of the Chair of the Board and the CEO should be separate or combined, and our Board believes that there is no single, generally accepted board leadership structure that is appropriate across all circumstances, and that the right structure may vary as circumstances change. As such, the Board periodically reviews its leadership structure to evaluate whether the structure remains appropriate for the Company, and may modify this structure from time to time as and when appropriate to best address the Company’s unique circumstances and advance the best interests of all stockholders.
Currently, Rachel McMinn, our CEO, also serves as Executive Chair of the Board. Our Board believes that this is the appropriate board leadership structure for us at this time. Combining the roles of CEO and Chair provides unified and efficient leadership as the person responsible for driving strategy and agenda setting at the board level will also be responsible for executing on that strategy as CEO. To help facilitate the Board’s independent oversight of management, the independent directors have the opportunity to meet in executive session without management present at each regular Board meeting and has designated Cory Freedland, an independent director, to preside at those sessions. The purpose of these executive sessions is to encourage and enhance communication among the independent directors.
The Board believes that its programs for overseeing risk, as described under “Board Risk Oversight,” would be effective under a variety of leadership frameworks. Accordingly, the Board’s risk oversight function did not significantly impact its selection of the current leadership structure.
Director Independence
Nasdaq listing rules require a majority of a listed company’s board of directors to be comprised of independent directors who, in the opinion of the board of directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria under the Exchange Act.
Our Board undertook a review of its composition and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including the beneficial ownership of our capital stock by each non-employee director, our Board has determined that Drs. Baffi, Freedland and Noonberg and Messrs. Palekar and Woods qualify as “independent directors” as defined by the Nasdaq listing rules. Dr. McMinn is not an independent director because she is our CEO. Former directors Martin Babler, M. Cantey Boyd, Erin Lavelle and Todd Simpson were previously determined to be “independent” under the Nasdaq listing rules.
Our Board also determined that each of the directors currently serving on the Audit Committee and the Compensation Committee satisfy the additional independence criteria applicable to directors on such committees under Nasdaq listing rules and the rules and regulations established by the SEC.
Board Committees
Our Board has a separately designated Audit Committee, Compensation Committee and Nominating Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees is empowered to retain outside advisors as it deems appropriate, regularly reports its activities to the full Board and has a written charter, which is posted on our website located at https://ir.neurogene.com/corporate-governance/governance-overview under “Governance Documents.”

Name	Audit Committee	Compensation Committee	Nominating Committee
Robert Baffi		X	Chair
Cory Freedland	Chair
Rachel McMinn
Sarah B. Noonberg		X
Rohan Palekar	X	Chair
Keith Woods	X		X
# of Meetings in 2023(1)	0	0	0
(1)    In connection with the Merger Closing, four of the previous six members of the Board resigned and four new directors were appointed to the Board, and all committees were reformed following that change in Board membership. We are only reporting on these committees from and after the Merger Closing through the end of 2023, and there were no committee meetings during those two weeks.
Audit Committee. The primary responsibilities of our Audit Committee are to oversee the accounting and financial reporting processes of the Company, including the audits of the Company’s financial statements, the integrity of the financial statements and the annual review of the performance, qualifications and independence of the outside auditor. This includes reviewing the financial information provided to stockholders and others and the adequacy and effectiveness of the Company’s internal controls. The committee also makes recommendations to the Board as to whether financial statements should be included in the Company’s Annual Report on Form 10-K.
Dr. Freedland qualifies as an “audit committee financial expert,” as that term is defined in the rules and regulations established by the SEC, and all members of the Audit Committee are “financially literate” under Nasdaq listing rules.
Compensation Committee. The primary responsibilities of our Compensation Committee are to periodically review and approve the compensation and other benefits for our executive officers and directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, evaluating the performance of our CEO in light of the goals and objectives and setting or recommending to the Board the CEO’s compensation based on the committee’s evaluation. The committee also oversees the evaluation of other executive officers and sets or recommends to the Board the compensation of such executive officers based upon the recommendation of the CEO, administers and makes recommendations to the Board regarding equity incentive plans that are subject to the Board’s approval and approves the grant of equity awards under the plans and oversees our strategies and policies related to human capital management.
The Compensation Committee may delegate its duties and responsibilities to one or more subcommittees. The committee may also delegate authority to certain of our executive officers to review and approve the compensation of our employees and to approve certain equity grants within defined parameters. Even where the committee does not delegate authority, our executive officers will typically make recommendations to the committee regarding compensation to be paid to our employees and the size of equity awards under our equity incentive plans but will not be present during voting or deliberations on their own compensation. The committee has the authority to engage outside advisors, such as compensation consultants, to assist it in carrying out its responsibilities. The committee engaged Aon plc (“Aon”) in 2023 to provide advice regarding the amount and form of executive and director compensation.
Nominating Committee. The primary responsibilities of our Nominating Committee are to engage in succession planning for the Board, identify individuals qualified to become members of the Board, recommend director candidates to the Board, including for election or reelection to the Board at each annual stockholders’ meeting, and perform a leadership role in shaping the Company’s corporate governance. In addition, the committee is responsible for developing and recommending to the Board criteria for identifying and evaluating qualified director candidates and developing and recommending to the Board a set of corporate governance principles. The committee is also responsible for making recommendations to the Board concerning the size, structure, composition and functioning of the Board and its committees and overseeing significant corporate sustainability maters relevant to the Company’s business, including environmental, social and governance matters.
Board Risk Oversight
We believe that risk management is an important part of establishing and executing on the Company’s business strategy. Our Board, as a whole and at the committee level, focuses its oversight on the most significant risks facing the Company and on the Company’s processes to identify, prioritize, assess, manage and mitigate those risks. The committees oversee specific risks within their purview, as follows:
•The Audit Committee has overall responsibility for overseeing the Company’s practices with respect to risk assessment and management. Additionally, the committee is responsible for overseeing management of risks related to our financial statements and financial reporting process, compliance and information technology and cybersecurity.
•The Compensation Committee is responsible for overseeing management of risks related to our compensation policies and programs and human capital management practices.
•The Nominating Committee is responsible for overseeing management of risks related to director succession planning, corporate governance practices and sustainability practices.
Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for assessing and managing risks, including implementing processes and controls to mitigate their effects on the Company.
Other Corporate Governance Practices and Policies
Director Attendance
In connection with the Merger Closing, four of the six members of the Board who had served as directors of Neoleukin resigned and four additional members were appointed such that the Board was reconstituted with a total of six members. We refer to the post-Merger Closing board of directors as the “Board”.

Prior to the Merger Closing, the Board of Neoleukin held 18 meetings. In the two weeks between the Merger Closing and the end of 2023, neither the Board nor any of the committees of the Board held meetings. No member of the Board (including members of the Board prior to the Merger Closing) attended less than 75% of the aggregate number of meetings of the Board and the committees on which he or she served during the period in which he or she was on the Board or committee.
Directors are encouraged to attend the annual meeting of stockholders. All of our directors who were directors at the time of our 2023 annual meeting of stockholders were in attendance at that meeting.
Stockholder Communications
Stockholders and other interested parties may communicate with our Board or a particular director by sending a letter addressed to the Board or a particular director to our Corporate Secretary at the address set forth on the first page of this Proxy Statement. These communications will be compiled and reviewed by our Corporate Secretary, who will determine whether the communication is appropriate for presentation to the Board or the particular director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).
To enable the Company to speak with a single voice, as a general matter, senior management serves as the primary spokesperson for the Company and is responsible for communicating with various constituencies, including stockholders, on behalf of the Company. Directors may participate in discussions with stockholders and other constituencies on issues where Board-level involvement is appropriate. In addition, the Board oversees the Company’s stockholder engagement efforts.
Code of Business Conduct and Ethics
Our Board has adopted a Code of Business Conduct and Ethics that establishes the standards of ethical conduct applicable to all our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. It addresses, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets and how to report compliance concerns. A copy of the code is available on our website located at https://ir.neurogene.com/corporate-governance/governance-overview under “Governance Documents.” We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable rules. Our Board is responsible for applying and interpreting the code in situations where questions are presented to it.
Anti-Hedging Policy
We have a policy that prohibits our directors, officers, employees and consultants from engaging in (a) short-term trading; (b) short sales; (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to Company securities; and (d) hedging transactions.
Compensation Committee Interlocks
None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

EXECUTIVE OFFICERS
Biographical and other information regarding our executive officers, who are appointed by the Board and serve at the Board’s discretion, is set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age (as of April 26)	Position
Rachel McMinn, Ph.D.(1)	51	Executive Chair and Chief Executive Officer
Christine Mikail Cvijic, J.D. (“Christine Mikail”)	46	President and Chief Financial Officer
Julie Jordan, M.D.	52	Chief Medical Officer
Stuart Cobb, Ph.D.	54	Chief Scientific Officer
(1)    For Dr. McMinn’s biographical information, see “Information Regarding Director Nominees and Continuing Directors” above.
Christine Mikail, J.D. Ms. Mikail has served as our President and Chief Financial Officer since December 2023, and was President and Chief Financial Officer of Private Neurogene from September 2019 to December 2023. In her role, Ms. Mikail leads Corporate Strategy and Business Development, Portfolio Management, Operations, and Finance. Ms. Mikail brings over two decades of experience supporting biotechnology and pharmaceutical companies in corporate strategy and business development, operations, legal and finance capacities. Prior to Neurogene, Ms. Mikail was Chief Administrative Officer and Head of External Business Development/Alliance Management and General Counsel at Axovant Sciences (which became Sio Gene Therapies Inc. (OTCMAKTS: SIOX)) from March 2015 to March 2017, where she was an integral member of the team that raised $362 million in the company’s initial public offering. Prior to Axovant, she held a variety of senior executive positions at NPS Pharmaceuticals, Inc., Dendreon Corporation, Eli Lilly and Company, and ImClone Systems. Ms. Mikail developed her life sciences focus as a corporate and securities lawyer at international law firms of Reed Smith LLP and Wilmer Cutler Pickering Hale and Dorr LLP. Ms. Mikail received her B.A., cum laude, from Rutgers University and her J.D. from Fordham University School of Law in New York.
Julie Jordan, M.D. Dr. Jordan has served as our Chief Medical Officer since January 2024. Prior to Neurogene, Dr. Jordan served as Chief Medical Officer of Homology Medicines, Inc. (formerly Nasdaq: FIXX) from March 2023 to January 2024, where she was responsible for leading clinical development and operations, leading regulatory interactions and supporting translational research programs for the company’s pipeline of gene therapy and gene editing candidates for rare diseases, and prior to that, as the company’s Senior Vice President, Head of Clinical Development and Operations from February 2022 to March 2023 and Vice President, Clinical Development from May 2021 to February 2022. Prior to Homology, Dr. Jordan served as Senior Director, Global Clinical Development at Cerevel Therapeutics, LLC, a pharmaceutical company, from August 2019 to April 2021, where she was responsible for leading clinical development and operations. Prior to Cerevel, she served as Executive Director, Global Clinical Development at Avanir Pharmaceuticals, Inc., a pharmaceutical company, from March 2019 to July 2019, and Senior Director, Global Clinical Development at Avanir from April 2017 to February 2019, where she was also responsible for leading clinical development and operations. Prior to joining industry, Dr. Jordan was a Clinical Instructor of Medicine at Harvard Medical School, treating patients at Massachusetts General Hospital (“MGH”). Dr. Jordan holds an A.B. in Biology from Harvard College and an M.D. from Harvard Medical School and completed her residency in internal medicine at MGH, Harvard Medical School.
Stuart Cobb, Ph.D. Dr. Cobb has served as our Chief Scientific Officer since December 2023, and was Chief Scientific Officer of Private Neurogene from January 2019 to December 2023. Dr. Cobb brings more than 20 years of experience in translational neuroscience. His expertise is focused on developing genetic therapies for severe neurological and neurodevelopmental disorders. Dr. Cobb leads Neurogene’s scientific research, the development of scientific strategy to support Neurogene’s existing and growing gene therapy portfolio, and efforts to identify novel technologies that complement Neurogene’s pipeline. In addition to his role at Neurogene, Dr. Cobb has been a director of Stuart Cobb Consulting LTD, a scientific consultancy firm since December 2018 and has led a genetic therapy research laboratory as principal investigator within the Medical School at the University of Edinburgh since November 2017 where he currently serves as the Chair of Translational Neuroscience. Prior to these roles, Dr. Cobb was an independent principal investigator and laboratory head from October 1999 to October 2017 and was previously head of the Centre for Neuroscience at the University of Glasgow. He also previously worked at Inveresk Research International, a contract research organization, from June 1987 to September 1989. Dr. Cobb received his B.Sc. in Pharmacology from the University of Glasgow and Ph.D. (D.Phil.) in Neuroscience from the University of Oxford.

EXECUTIVE COMPENSATION
Our named executive officers (“NEOs”) for the year ended December 31, 2023, which consist of each person who served as our principal executive officer and the next two most highly-compensated executive officers who served during the year ended December 31, 2023, prior to and after the Merger, are:
•After the Merger:
•Rachel McMinn, Ph.D., our Chief Executive Officer and Executive Chair;
•Christine Mikail, our President and Chief Financial Officer;
•Stuart Cobb, Ph.D., our Chief Scientific Officer;
•Prior to the Merger:
•Donna Cochener, our former Interim Chief Executive Officer and General Counsel;
•Jonathan Drachman, M.D., our former Chief Executive Officer and President; and
•Sean Smith, our former Interim Chief Financial Officer

2023 Summary Compensation Table
The following table summarizes the compensation awarded to, earned by, or paid to our NEOs during the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
NEOs After the Merger
Rachel McMinn	2023	467,890	196,514	404,087	—	12,138	1,080,629
Founder and Chief Executive Officer	2022	447,741	205,961	—	—	2,843	656,545
Christine Mikail	2023	455,787	167,502	509,195	—	—	1,132,484
President and Chief Financial Officer	2022	436,160	175,554	—	—	—	611,714
Stuart Cobb(5)	2023	362,258	116,549	305,517	—	—	784,324
Chief Scientific Officer	2022	341,256	117,731	—	—	—	458,987
NEOs Prior to the Merger
Donna Cochener	2023	423,581	219,375	—	264,935	919,541	1,827,432
Former Interim Chief Executive Officer and General Counsel	2022	290,986	—	590,146	108,247	4,520	993,899
Jonathan Drachman	2023	113,544	—	—	—	436,439	549,983
Former Chief Executive Officer and President	2022	452,985	—	251,655	192,519	5,020	902,179
Sean Smith Former Interim Chief Financial Officer	2023	384,102	159,167	—	192,223	1,074,291	1,809,783
____________
(1)     For individuals who were NEOs after the Merger, amounts in this column represent annual discretionary bonuses for services performed during the fiscal year that were paid early in the following fiscal year. Amounts for Ms. Cochener and Mr. Smith for 2023 represent a retention bonus of $219,375 for Ms. Cochener and $159,167 for Mr. Smith paid in connection with their separation from the Company effective upon the closing of the Merger.

(2)     Amounts in this column represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of stock options granted to the NEOs in the years shown. For more information regarding the assumptions used in these calculations, see Note 14 to our consolidated financial statements, Stock-Based Compensation, in our Annual Report on Form 10-K for the year ended December 31, 2023. These amounts may not correspond to the actual value eventually realized by each NEO because the value realized depends on the market value of our common stock at the time the stock option is exercised.
(3)     Amounts for Dr. Drachman in this column as well as the 2022 amount for Ms. Cochener in this column represent compensation earned under Neoleukin’s 2022 incentive compensation plan, which provided for an annual incentive compensation payment, subject to achievement of Neoleukin’s performance goals and individual achievement. Amounts for Ms. Cochener and Mr. Smith in this column for 2023 relate to compensation earned pursuant to the amendments to their Executive Employment Agreements which provided for payment of a minimum of 100% of the target annual bonus set forth in those amendments, pro-rated to the date of separation from the Company, as increased based on a determination by the Board that each of Ms. Cochener and Mr. Smith had exceeded the corporate goals set for them in 2023.
(4)    Amounts in this column include matching contributions under our 401(k) plan. For NEOs prior to the Merger, amounts in this column also include a telephone and transportation benefit. Amounts for Ms. Cochener, Dr. Drachman and Mr. Smith for 2023 also include payments in connection with their separation from the Company pursuant to the Separation Agreement and Release that each of them entered into with Neoleukin. Such agreements are described below in the section titled “Potential Payments Upon Termination or Change in Control.”
(5)    Amounts included as “Base Salary” for Dr. Cobb were paid as a consulting fee to Stuart Cobb Consulting Ltd. (the “Consultant”) and amounts included as “Bonus” for Dr. Cobb were paid as a success fee to the Consultant, in each case pursuant to a consulting agreement between the Company and the Consultant under which Dr. Cobb provides services to the Company as the Chief Scientific Officer. This agreement is described below in the section titled “Employment Agreements and Offer Letters.”
Outstanding Equity Awards at 2023 Fiscal-Year End Table
The following table sets forth information regarding the outstanding equity awards held by each NEO as of December 31, 2023, as adjusted for the 1-for-5 reverse stock split effected September 25, 2023, the 1-for-4 reverse stock split effected December 18, 2023 (the “1-for-4 Reverse Stock Split”) and the subsequent Merger Closing on the same date.

	Option Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
NEOs After the Merger
Rachel McMinn(2)	3/11/2019	7,087	—	6.40	3/10/2024
	10/16/2020	14,690	3,866	11.79	10/15/2025
	9/23/2021	425	331	25.32	9/22/2026
	3/9/2023	—	37,800	20.22	3/8/2028
Christine Mikail	10/1/2019	29,452	—	5.82	9/30/2029
	10/16/2020	29,925	7,875	10.71	10/15/2030
	9/23/2021	425	331	23.02	9/22/2031
	3/9/2023	—	37,800	18.39	3/8/2033
Stuart Cobb	3/11/2019	13,513	—	5.82	3/10/2029
	10/16/2020	17,955	4,725	10.71	10/15/2030
	9/23/2021	8,634	6,717	23.02	9/22/2031
	3/9/2023	—	22,680	18.39	3/8/2033
NEOs Prior to the Merger
Donna Cochener	3/14/2022	19,999	—	36.20	3/13/2032
	8/2/2022	4,999	—	19.80	8/1/2032
Jonathan Drachman	8/31/2019	73,906	—	56.00	9/30/2024
	8/10/2020	13,562	—	240.00	9/30/2024
	8/3/2021	7,916	—	136.00	9/30/2024
	8/2/2022	14,582	—	19.80	9/30/2024
Sean Smith	10/10/2019	1,300	—	54.20	10/9/2029
	8/10/2020	750	—	240.00	8/10/2030
	8/3/2021	1,198	—	136.00	8/2/2031
	3/2/2022	3,999	—	54.40	3/1/2032
	8/2/2022	7,499	—	19.80	8/1/2032

(1)    These stock options vest as to 25% of the award on the one-year anniversary of the vesting commencement date, which is the date of grant, and in 36 equal monthly installments thereafter.
(2) Grants made to Dr. McMinn in 2019-2023 have an exercise price that is 110% of the fair market value of the common stock on the date of grant in compliance with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, relating to grants of incentive stock options to individuals who hold 10% or more of the outstanding stock of the issuer on the date of grant.
Employment Agreements and Offer Letters
NEOs After the Merger
Rachel McMinn
Dr. McMinn executed an offer letter with Private Neurogene on January 10, 2019, which sets forth conditions of Dr. McMinn’s at-will employment as Private Neurogene’s President and Chief Executive Officer. Dr. McMinn also executed

Private Neurogene’s standard form of Proprietary Information and Inventions Assignment Agreement. Dr. McMinn’s offer letter entitled her to an initial base salary at the monthly rate of $33,333, and she was eligible to receive a target annual bonus of 40% of her annual base salary, payable at the discretion of the Neurogene board of directors. In addition, Dr. McMinn’s offer letter provided that Dr. McMinn will be able to participate in any current and future employee equity programs, and that any stock award will be subject to the terms of Neurogene’s 2018 Equity Incentive Plan (the “2018 Plan”) and a restricted stock agreement to be entered into between Dr. McMinn and Private Neurogene. In January 2022, Dr. McMinn's annual salary was increased to $467,890.
On April 1, 2024, we entered into an Executive Employment Agreement (the “McMinn Employment Agreement”) with Dr. McMinn, pursuant to which she is entitled to an initial annual base salary of $595,000, subject to increases from time to time as determined by the Board. She is also eligible under the McMinn Employment Agreement to receive an annual performance bonus targeted at 55% of her annual base salary, or such other amount as determined by the Board or a committee of the Board based on the achievement of any applicable bonus objectives and/or conditions set by the Board or a committee of the Board and subject to her continued employment with the Company through the date of payment of such annual bonus. Dr. McMinn will also be eligible to receive annual equity-based incentive awards as determined by the Board or a committee of the Board. The McMinn Employment Agreement also provides for severance payments and benefits in connection with certain terminations of employment as described in the section “Potential Payments Upon Termination or Change of Control.”
Christine Mikail
Ms. Mikail executed an offer letter with Private Neurogene effective as of September 3, 2019, which sets forth conditions of Ms. Mikail’s at-will employment as Private Neurogene’s President and Chief Financial Officer. Ms. Mikail also executed Private Neurogene’s standard form of Proprietary Information and Inventions Assignment Agreement. Ms. Mikail’s offer letter entitled her to an initial annual base salary of $390,000, and she was eligible to receive a target annual bonus of 35% of her annual base salary, payable at the discretion of the Neurogene board of directors. In addition, pursuant to Ms. Mikail’s offer letter, following the commencement of Ms. Mikail’s employment, Private Neurogene recommended to its board of directors that Ms. Mikail be granted an option to purchase shares of Private Neurogene common stock (which, after giving effect to the Merger Exchange Ratio, is equal to 41,580 shares of Neurogene common stock), subject to the terms of the 2018 Plan and a stock option agreement entered into between Ms. Mikail and Private Neurogene, and such option award was approved by the Private Neurogene board of directors on September 5, 2019 and granted on October 1, 2019. Consistent with the terms of the offer letter and stock option agreement, this option vested in full on the fourth anniversary of the vesting commencement date. Ms. Mikail’s offer letter also provides for severance benefits in connection with certain terminations of employment, as described in the section titled "Potential Payments Upon Termination or Change of Control.”
On April 1, 2024, we entered into an Executive Employment Agreement (the “Mikail Employment Agreement”) with Ms. Mikail, pursuant to which she is entitled to an initial annual base salary of $515,000, subject to increases from time to time as determined by the Board. She is also eligible under the Mikail Employment Agreement to receive an annual performance bonus targeted at 45% of her annual base salary, or such other amount as determined by the Board or a committee of the Board based on the achievement of any applicable bonus objectives and/or conditions set by the Board or a committee of the Board and subject to her continued employment with the Company through the date of payment of such annual bonus. Ms. Mikail will also be eligible to receive annual equity based incentive awards as determined by the Board or a committee of the Board. The Mikail Employment Agreement also provides for severance payments and benefits in connection with certain terminations of employment as described in the section “Potential Payments Upon Termination or Change of Control.”
Stuart Cobb
On December 13, 2018, Private Neurogene entered into a Consulting Agreement with Stuart Cobb Consulting Ltd., Dr. Cobb’s consulting company (the “Consultant”) pursuant to which Consultant makes available to the Company Dr. Cobb’s services to the Company as its Chief Scientific Officer. This Consulting Agreement was subsequently amended four times, effective January 1, 2020; July 13, 2020; April 1, 2022 and January 1, 2023. We refer to the Consulting Agreement and each of these amendments as the “Amended Consulting Agreement.”
Pursuant to the Amended Consulting Agreement, Dr. Cobb's the Consultant was entitled to receive a monthly payment of $30,833 in 2023 for services provided by him to the Company as Chief Scientific Officer. The term of the Amended Consulting Agreement was for five years from the date of the initial contract, with the ability for the parties to extend such term based on their mutual agreement.
On April 19, 2024, we entered into an Amended and Restated Consulting Agreement with the Consultant (the “Restated Consulting Agreement”) pursuant to which Dr. Cobb continues to serve as our Chief Science Officer. The Restated Consulting Agreement provides that the Consultant will receive a minimum annual consulting fee of $440,000 in exchange for Dr. Cobb's services as Chief Scientific Officer, to be paid in equal monthly installments. The Restated Consulting Agreement also provides that Consultant is eligible to receive an annual success fee targeted at 40% of the Consultant’s annualized consulting fee determined by the Board or a committee of the Board that Dr. Cobb has achieved the performance parameters established by the Board for such year, subject to Dr. Cobb continued active engagement with the Company through the payment date of such annual success fee. The Restated Consulting Agreement also provides for severance payments and benefits in connection with certain terminations of employment as described in the section “Potential Payments Upon Termination or Change of Control.”
NEOs Prior to the Merger
Donna Cochener
We entered into an employment agreement with Donna Cochener effective as of March 14, 2022, setting forth the terms of Ms. Cochener’s employment as our General Counsel, SVP Legal.
On the effective date of the employment agreement, Ms. Cochener was granted an option to purchase 20,000 shares (after giving effect to the 1-for-5 Reverse Stock Split and the 1-for-4 Reverse Stock Split) of common stock with an exercise price of $36.20 per share. The option was to vest and become exercisable pursuant to that award agreement with respect to (a) 1/4th of the total underlying shares on the first anniversary of the grant date and (b) with respect to 1/48th of the total underlying shares on a monthly basis thereafter such that the option would have been fully vested and exercisable on the fourth anniversary of the grant date, subject to Ms. Cochener’s continuous service through each applicable vesting date. Pursuant to her initial employment agreement, if Ms. Cochener experienced a termination without “cause” or resigned for “good reason” (each as defined in Ms. Cochener’s employment agreement), Ms. Cochener also have been entitled to receive (i) continued base salary for nine months, payable in accordance with our standard payroll practices, and (ii) premium payments for continued healthcare coverage for up to nine months. If Ms. Cochener experienced a termination without “cause” or she resigned for “good reason” during the 12-month period following a change in control of the Company (as defined in Ms. Cochener’s employment agreement), then in lieu of the foregoing, Ms. Cochener would have been entitled to (A) continued base salary for 12 months, payable in accordance with the Company’s standard payroll practices; (B) 100% of her annual target bonus, payable in a single lump-sum; (C) premium payments for continued healthcare coverage for up to 12 months; and (D) full accelerated vesting of her then-outstanding equity awards.
In connection with Ms. Cochener’s appointment as Interim Chief Executive Officer, we entered into an amendment to her executive employment agreement dated April 3, 2023 and effective March 31, 2023 (the “Cochener Employment Agreement Amendment”). The Cochener Employment Agreement Amendment provided that Ms. Cochener would be paid an initial base salary of $450,000 for her role as Interim Chief Executive Officer. Ms. Cochener was entitled to (a) an annual bonus for 2023, which replaced the annual bonus described in the employment agreement, of not less than $219,375, which was to be prorated in the event Ms. Cochener was terminated without “cause” or resigned for “good reason” prior to December 31, 2023 (b) a retention bonus of $219,375, payable upon (i) a “change of control” (as defined in the Cochener Employment Agreement Amendment), (ii) termination by the Company without “cause” or resignation by Ms. Cochener for “good reason” or (iii) December 31, 2023; provided that Ms. Cochener remained in her role through the triggering event for such payment. In the event Ms. Cochener was terminated without “cause” or resigned for “good reason” outside of a “change of control”, Ms. Cochener would have been entitled to receive a separation payment equivalent to nine months of salary, payable as salary continuation, as well as nine months of COBRA benefits for herself and her family. In the event of a termination without “cause” or resignation with “good reason” within six months prior to or twelve months following a “change of control”, Ms. Cochener was entitled to receive a lump sum payment equal to (a) 15 months of her base salary, (b) 125% of her annual bonus amount, (c) 15 months of COBRA coverage for herself and her family, (d) acceleration of all outstanding equity awards and (e) an extension of the post-separation exercise period of her stock options to 15 months after separation; provided, that in the event the termination or resignation preceded the “change of control”, such “change in control” occurred by March 1 of the following year. All severance payments were conditioned on receipt of a standard release of claims from Ms. Cochener at the time of separation.
Ms. Cochener's employment was terminated at the Merger Closing and the termination was considered to be without “cause” related to a change in control for purposes of her employment agreement, as amended by the Cochener Employment Agreement Amendment. Ms. Cochener entered into a Separation Agreement and Release with the Company (the “Cochener Separation Agreement”) pursuant to which she received certain separation payments and benefits in return for providing a release of claims against the Company as of her last day of employment on December 18, 2023 (the “Separation Date”). Pursuant to the terms of the Cochener Separation Agreement, Ms. Cochener received (a) a lump sum cash severance payment equivalent to 125% months of her annual base salary and target annual bonus on the Separation Date, (b) a lump-sum payment representing fifteen months of health insurance premiums at a rate approved by the Board of Directors of Neoleukin, (c) a lump-sum payment representing an annual bonus of 125% of her target annual bonus for 2023, pro-rated to the Separation Date, (d) accelerated vesting of all outstanding unvested option awards she held as of the Separation Date (as agreed in her employment agreement), and (e) an extension of the post-termination exercise period in which she may exercise the vested and exercisable options pursuant to her outstanding option grants for fifteen months following the termination of her continuous service to the Company. Ms. Cochener entered into a Consulting Agreement with the Company effective as of the time of the Merger Closing, to be in effect until March 31, 2024.
On February 15, 2024, following a period of consultancy, we hired Ms. Cochener as Senior Vice President, General Counsel. Ms. Cochener is not serving as an executive officer of the Company in this role. Her prior consulting agreement with the Company was terminated by mutual agreement as of the date of her re-hire.

Jonathan Drachman
We entered into an amended and restated executive employment agreement effective April 15, 2020 with our former Chief Executive Officer, Dr. Drachman, to amend the terms of severance payments and benefits to which Dr. Drachman would have been entitled in the event of certain terminations of his employment and to modify certain other terms. The amended employment agreement amended and restated the prior employment agreement between the Company and Dr. Drachman, dated August 5, 2019.
Pursuant to the amended employment agreement, Dr. Drachman’s initial base salary was $425,000, subject to increases from time to time as determined by the Compensation Committee. Dr. Drachman was also eligible to receive an annual bonus of up to a target level of 50% of his base salary, with the actual bonus payment amount to be as determined by the Compensation Committee. Pursuant to that agreement, in the event that Dr. Drachman was terminated without “cause” or for “good reason” (each as defined in the amended employment agreement) unrelated to a change in control of the Company (as defined in Dr. Drachman’s amended employment agreement), subject to Dr. Drachman’s execution and non-revocation of a release of claims, Dr. Drachman was entitled to receive (a) continued base salary for 12 months, payable in accordance with the Company’s standard payroll practices; (b) premium payments for continued healthcare coverage for up to 12 months; and (c) solely in the case of equity awards outstanding as of April 15, 2020, accelerated vesting of the portion of such outstanding equity awards that would have vested and become exercisable, as applicable, if he had remained in service for an additional 12 months following his date of termination. In the event Dr. Drachman experienced a termination without “cause” or he resigned for “good reason” during the 12-month period following a change in control of the Company, then in lieu of the foregoing, Dr. Drachman would have been entitled to (i) continued base salary for 18 months, payable in accordance with the Company’s standard payroll practices; (ii) 150% of his annual target bonus, payable in a single lump-sum; (iii) premium payments for continued healthcare coverage for up to 18 months; and (iv) accelerated vesting of his then-outstanding equity awards.
On March 8, 2023, we entered into a Separation Agreement with Dr. Drachman, pursuant to which Dr. Drachman resigned from the Company on March 31, 2023 (the “Drachman Separation Agreement”). Pursuant to the Drachman Separation Agreement, in exchange for providing certain releases for the benefit of the Company, Dr. Drachman was entitled to receive (a) cash severance payments equivalent to his base salary for 12 months following the Drachman Separation Date in the form of salary continuation payments, payable in accordance with the Company’s standard payroll practices; (b) premium payments for continued healthcare coverage for up to 12 months following the Drachman Separation Date; (c) a lump sum cash payment equivalent to three months’ worth of Dr. Drachman’s annual target bonus for 2023, (d) accelerated vesting of 100% of the option grant awarded to Dr. Drachman on August 2, 2022 (the “Drachman Grant”), such that the Drachman Grant shall have been fully vested and exercisable on the Drachman Separation Date, and (e) extension of the post-termination exercise period in which Dr. Drachman may exercise all vested and exercisable option awards for 18 months following the date of the Drachman Separation Agreement.
Sean Smith
We entered into an employment agreement with Sean Smith effective as of August 3, 2022, setting forth the terms of Mr. Smith’s employment as our Vice President of Finance and acting Principal Accounting Officer.
Pursuant to the employment agreement, if Mr. Smith experienced a termination without “cause” or resigned for “good reason” (each as defined in Mr. Smith’s employment agreement), Mr. Smith would have been entitled to receive (i) continued base salary for nine months, payable in accordance our standard payroll practices, and (ii) premium payments for continued healthcare coverage for up to nine months. In the event Mr. Smith experienced a termination without “cause” or he resigned for “good reason” during the 12-month period following a change in control of the Company, then in lieu of the foregoing, Mr. Smith would have been entitled to (A) continued base salary for 12 months, payable in accordance with the Company’s standard payroll practices; (B) 100% of his annual target bonus, payable in a single lump sum, (C) premium payments for continued healthcare coverage for up to 12 months’ and (D) full accelerated vesting of his then-outstanding equity awards.
In connection with Mr. Smith’s appointment as Interim Chief Financial Officer, we entered into an amendment to his executive employment agreement, dated April 3, 2023 and effective March 31, 2023 (the “Smith Employment Agreement Amendment”). The Smith Employment Agreement Amendment provided that Mr. Smith would be paid an initial base salary of $410,000 for his role as Interim Chief Financial Officer. Mr. Smith was entitled to (a) an annual bonus for 2023, which replaced the annual bonus described in the previous employment agreement, of not less than $159,167, which was to be prorated in the event Mr. Smith was terminated without “cause” or resigned for “good reason” prior to December 31, 2023, (b) a retention bonus of $159,167 payable upon (i) a “change of control” (as defined in the Smith Employment Agreement Amendment), (ii) termination by the Company without “cause” or resignation by Mr. Smith for “good reason” or (iii) December 31, 2023, provided that Mr. Smith had remained in his role through the triggering event for such payment. In the event Mr. Smith was terminated without “cause” or resigned for “good reason” outside of a “change in control”, Mr. Smith would have be entitled to receive a separation payment equivalent to nine months of salary, payable as salary continuation, as well as nine months of COBRA benefits for himself and his family. In the event of a termination without “cause” or resignation with “good reason” within six months prior to or twelve months following a “change of control”, Mr. Smith would have be entitled to receive a lump sum payment equal to (a) 15 months of his base salary, (b) 125% of his annual bonus amount, (c) premium payments for 15 months of COBRA coverage for himself and his family, (d) acceleration of all outstanding equity awards and (e) an extension of the post-separation exercise period of his stock options to 15 months after separation; provided, that in the event the termination or resignation preceded the “change in control”, such “change of control” occured by March 1 of the following year. All severance payments would be conditioned on receipt of a standard release of claims from Mr. Smith at the time of separation.
Mr. Smith’s employment was terminated effective at the Merger Closing and was considered to be without “cause” related to a change in control for purposes of his employment agreement. Mr. Smith entered into a Separation Agreement and Release with the Company (the “Smith Separation Agreement”) pursuant to which Mr. Smith received certain separation payments and benefits in return for providing a release of claims against the Company as of his last day of employment on December 18, 2023 (the “Separation Date”). Pursuant to the terms of the Smith Separation Agreement, Mr. Smith received (a) a lump sum cash severance payment equivalent to 125% months of his annual base salary and target annual bonus on the Separation Date, (b) a lump-sum payment representing fifteen months of health insurance premiums at a rate approved by the Board of Directors of Neoleukin, (c) a lump-sum payment representing an annual bonus of 125% of his target annual bonus for 2023, pro-rated to the Separation Date, (d) accelerated vesting of all outstanding unvested option awards held by Mr. Smith as of the Separation Date (as agreed in the Smith Employment Agreement Amendment), (e) accelerated vesting and issuance of the shares underlying an award of restricted stock units granted to Mr. Smith in February 2022, which would have vested on February 1, 2024 had Mr. Smith continued to be employed by the Company through that date and (f) an extension of the post-termination exercise period in which Mr. Smith may exercise the vested and exercisable options pursuant to his outstanding option grants for fifteen months following the termination of his continuous service to Neoleukin. Mr. Smith entered into a Consulting Agreement with the Company effective as of the time of the Merger Closing, which was in effect until April 1, 2024.
Base Salaries
Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each NEO’s scope of responsibility and accountability. Effective January 1, 2024, Dr. McMinn’s annual base salary was increased from $467,890 to $595,000, Ms. Mikail’s base salary was increased from $455,787 to $515,000 and the annual payments to the Consultant for services provided to the Company by Dr. Cobb was increased from $362,295 to $440,000. The increase in base salaries and consulting fees reflects in part the transition of Neurogene from a private company to a public company pursuant to the Merger. For information on the base salaries for our NEOs prior to the Merger, refer to the “2023 Summary Compensation Table” and the section titled “Employment Agreements and Offer Letters” above.
Incentive Compensation
NEOs After the Merger
Annual Cash Bonuses. Our annual incentive program is intended to reward our NEOs for performance during a fiscal year. From time to time, our compensation committee or the Board, as applicable, in their discretion may approve annual incentives for our NEOs based on individual performance, company performance, or as otherwise determined appropriate. Each of our NEOs was eligible to receive a target bonus at the discretion of the Board with respect to 2023 (as a percentage of base salary) subject to the Company’s and/or the NEO’s achievement of specific performance goals. The following table sets forth the target annual bonus percentages and the actual bonuses paid for Dr. McMinn and Ms. Mikail and the success fee paid to the Consultant related to Dr. Cobb’s services for the fiscal year ended December 31, 2023.

Name	Target Annual Cash Bonus (% of Base Salary)[1]	Target Annual Cash Bonus ($)	Actual Annual Cash Bonus ($)
Rachel McMinn	40%	$187,156	$196,514
Christine Mikail	35%	$159,525	$167,602
Stuart Cobb	30%	$110,999	$116,549
1Target percentages for 2023. Effective January 1, 2024, Dr. McMinn's target bonus is 55%, Ms. Mikail's target bonus amount is 45%, and Dr. Cobb's target bonus is 40%.
Equity Awards. We have historically provided long-term incentive compensation to our NEOs through grants of stock options to purchase shares of our common stock under our 2018 Plan. In general, stock options vest as to 25% of the award on the first anniversary of the applicable vesting commencement date and then the remaining options vest in equal monthly installments on the last day of each month over the following 36 months, subject to our NEO’s continued employment through the applicable vesting date. During the year ended December 31, 2023, we made grants of stock options to each of

Dr. McMinn, Ms. Mikail and Dr. Cobb. The grant date fair values of such awards are set forth in the “2023 Summary Compensation Table” above,and the number of shares underlying such awards and the vesting terms of such awards are set forth in the “2023 Summary Compensation Table” and the “Outstanding Equity Awards at 2023 Fiscal-Year End Table” above.
NEOs Prior to the Merger
For information on the incentive compensation arrangements for the NEOs prior to the Merger, refer to the “2023 Summary Compensation Table,” the “Outstanding Equity Awards at 2023 Fiscal-Year End Table” and the section titled “Employment Agreements and Offer Letters” above.
Retirement Benefits
We do not maintain, and no NEO is eligible to participate in, any defined benefit pension plan or nonqualified deferred compensation plan. Each of our current NEOs is eligible to participate in a tax-qualified 401(k) savings plan, which allows eligible participants to defer a portion of their compensation, within the limits prescribed by the Internal Revenue Code of 1986, as amended, and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. Pursuant to the terms of such 401(k) plan, we match 100% of the employees contributions up to the first three percent of employee’s eligible compensation and 50% of the employee contributions up to the next two percent of the employee’s eligible compensation.
Potential Payments Upon Termination or Change in Control
Rachel McMinn
Pursuant to the terms set forth in an amendment to Dr. McMinn’s Restricted Stock Purchase Agreement, in the event that Dr. McMinn is terminated by Neurogene other than for “Cause” or that Dr. McMinn resigns for “Good Reason” within 60 days prior to, or within 12 months following, a “Change in Control,” then the vesting schedule of her stock options will be accelerated so that all unvested stock options will immediately become vested on such date.
For purposes of Dr. McMinn’s vesting acceleration:
•“Cause” generally means Dr. McMinn’s: (i) repeated and willful failure after written notice to perform her reasonably assigned duties for Neurogene, (ii) engagement in dishonesty, gross negligence or misconduct or (iii) conviction of, or the entry of a pleading of guilty or nolo contendere of, any crime involving moral turpitude or any felony.
•“Change in Control” generally means (i) a merger or consolidation in which Neurogene or its subsidiary is a constituent party and Neurogene issues shares of Neurogene capital stock pursuant to such merger or consolidation, or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Neurogene of all or substantially all the assets of Neurogene.
•“Good Reason” generally means (i) where Dr. McMinn and Neurogene mutually agree in writing that Good Reason exists, (ii) a material diminution in annual base salary (excluding across the board reductions), (iii) any material diminution in title, authority, responsibilities or lines of reporting, or (iv) a required geographic relocation by more than 50 miles, in each case, subject to standard notice and cure periods.
On April 1, 2024, we entered into the McMinn Employment Agreement, pursuant to which Dr. McMinn will entitled to receive the following severance amounts upon termination by the Company for “cause” or by Dr. McMinn for “good reason” (in each case as defined in the McMinn Employment Agreement), subject to Dr. McMinn’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with certain restrictive covenants:
•a lump sum payment equal to 12 months of her annual base salary then in effect;
•any bonus earned for the fiscal year prior to such termination but not yet paid;
•a pro-rata annual bonus amount calculated based on the number of days from and including the first day of the then-current fiscal year to the date of termination; and
•premium payments for up to 12 months of continuing health care coverage benefits for Dr. McMinn and any dependents who are covered by her health care benefits.
If Dr. McMinn is terminated by the Company without “cause”     or resigns for “good reason” during a period that is three months prior to or twelve months following a change in control, then in lieu of the foregoing, Dr. McMinn will be entitled to receive:
•a lump sum payment equal to 1.5x the sum of her annual base salary and target annual bonus then in effect;
•any bonus earned for the fiscal year prior to such termination but not yet paid;

•premium payments for up to 18 months of continuing health care coverage benefits for Dr. McMinn and any dependents who are covered by her health care benefits; and
•acceleration of the vesting of all equity and equity-based awards held by Dr. McMinn as of such termination
For purposes of the McMinn Employment Agreement:
•“Cause” generally means a good faith determination by the Board that her employment be terminated due to her indictment, conviction or plea to a felony or other crime involving fraud, dishonesty or moral turpitude, material misconduct or gross negligence in performing her duties, her material failure or refusal to follow policies and lawful directives of the Board, any fraud, embezzlement, theft or dishonesty in connection with her employment by the Company, her material breach of the McMinn Employment Agreement or her failure to comply in any material respect with applicable laws with respect to the operation of the business.
•“Good Reason” generally means the failure or refusal of the Company to comply with the terms of the McMinn Employment Agreement in any material respect, a material diminution in Dr. McMinn's duties, title, authority, status or responsibilities, a material reduction in her base salary or annual cash bonus opportunity (in each case unless it is part of a reduction that applies similarly and in substantially the same way to similarly situated officers), or requiring Dr. McMinn to be located at an office that is more than 50 miles from the Company's current headquarters (other than pursuant to a stay home order from a governmental entity).
•"Change in Control" generally means any person becoming the beneficial owner of more than 50% of the securities of the Company (directly or indirectly), a change in the majority of the Board of Directors, consummation of a merger or other acquisition pursuant to which the beneficial owners of the Company prior to such transaction no longer hold a majority of the voting securities of the Company following such transaction, the implementation of a plan of dissolution or liquidation, or the consummation of a sale of more than 50% of the Company's assets to an entity whose beneficial ownership is less than 50% owned by the prior beneficial owners of the Company in substantially the same proportions as before such transaction.
Christine Mikail
Pursuant to the terms set forth in Ms. Mikail’s offer letter, in the event that Ms. Mikail is terminated by Neurogene other than for “Cause” or that Ms. Mikail resigns for “Good Reason,” then Ms. Mikail will be entitled to the following severance benefits: (i) a lump sum severance payment equal to six months of Ms. Mikail’s base salary, (ii) any unpaid annual bonus amount earned by Ms. Mikail with respect to the calendar year ended prior to such termination, and (iii) Neurogene-subsidized COBRA continuation premiums for up to six months. If such termination is within 12 months following a Change in Control, then the lump sum severance payment that Ms. Mikail is entitled to will equal 12 months of Ms. Mikail’s base salary and the vesting of her stock options will be accelerated so that all unvested stock options will immediately become vested on the date that is 60 days after such termination. All severance benefits are conditioned on Ms. Mikail’s execution and non-revocation of a release of claims in favor of Neurogene and continued compliance with restricted covenants.
For purposes of Ms. Mikail’s offer letter:
•“Cause” generally means Ms. Mikail’s: (i) indictment or conviction, or entry of a pleading of guilty or no contest, with respect to a felony or another crime involving fraud, dishonesty or moral turpitude, (ii) material misconduct or gross negligence in the performance of assigned duties to Neurogene, (iii) material failure or refusal to (A) follow policies or lawful directives established by the Neurogene Chief Executive Officer or the Neurogene board of directors or (B) perform duties or obligations, subject to a 30-day cure period, (iv) act of fraud, embezzlement, theft or dishonesty in the course of employment with Neurogene, (v) material breach of Ms. Mikail’s offer letter, Neurogene’s policies, the Employee Proprietary Information and Inventions Assignment Agreement or any other agreement with Neurogene, subject to a 30-day cure period or (vi) failure to comply in any material respect with applicable laws with respect to the operation of the business of Neurogene, subject to a 30-day cure period.
•“Change in Control” generally means (i) a merger or consolidation of Neurogene with or into any other corporation or other entity or person, (ii) a sale, lease, exchange, or other transfer in one transaction or a series of related transactions of all or substantially all Neurogene’s assets to an unrelated person or entity, or (iii) any other transaction, including the sale by Neurogene of shares of Neurogene capital stock or a transfer of existing shares of Neurogene capital stock which results in a third party that is not an affiliate of Neurogene or its stockholders (or a group of third of third parties that are not affiliates of Neurogene or its stockholders) immediately prior to such transaction acquires or holds Neurogene capital stock representing a majority of Neurogene’s outstanding voting power immediately following such transaction.

•“Good Reason” generally means (i) a material diminution in annual base salary (excluding across the board reductions), (ii) any material diminution in title, authority, responsibilities or lines of reporting, or (iii) a required geographic relocation by more than 50 miles, in each case, subject to standard notice and cure periods.
On April 1, 2024, we entered into the Mikail Employment Agreement pursuant to which Ms. Mikail is entitled to receive the following severance amounts upon termination by the Company for “cause” or by Ms. Mikail for “good reason” subject to Ms. Mikail’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with certain restrictive covenants:
•a lump sum payment equal to 12 months of her annual base salary then in effect;
•any bonus earned for the fiscal year prior to such termination but not yet paid;
•a pro rata annual bonus amount calculated based on the number of days from and including the first day of the then-current fiscal year to the date of termination; and
•premium payments for up to 12 months of continuing healthcare coverage benefits for Ms. Mikail and any dependents who are covered by her healthcare benefits.
If Ms. Mikail is terminated by the Company without “cause” or resigns for “good reason” during a period that is three months prior to or twelve months following a change in control (as that term is defined in the 2023 Plan):
•a lump sum payment equal to 1.25x her base salary and target bonus then in effect;
•any bonus earned for the fiscal year prior to such termination but not yet paid;
•up to 18 months of continuing health care coverage benefits for Ms. Mikail and any dependents who are covered by her health care benefits; and
•acceleration of the vesting of all equity and equity-based awards held by Ms. Mikail as of such termination.
For purposes of the Mikail Employment Agreement:
•“Cause” generally means a good faith determination by the Board that her employment be terminated due to her indictment, conviction or plea to a felony or other crime involving fraud, dishonesty or moral turpitude, material misconduct or gross negligence in performing her duties, her material failure or refusal to follow policies and lawful directives of the Board, any fraud, embezzlement, theft or dishonesty in connection with her employment by the Company, her material breach of the Mikail Employment Agreement or her failure to comply in any material respect with applicable laws with respect to the operation of the business.
•“Good Reason” generally means the failure or refusal of the Company to comply with the terms of the Mikail Employment Agreement in any material respect, a material diminution in Ms. Mikail's duties, title, authority, status or responsibilities, a material reduction in her base salary or annual cash bonus opportunity (in each case unless it is part of a reduction that applies similarly and in substantially the same way to similarly situated officers), or requiring Ms. Mikail to be located at an office that is more than 50 miles from the Company's current headquarters (other than pursuant to a stay home order from a governmental entity), in each case, subject to standard notice and cure periods.
•“Change in Control” generally means any person becoming the beneficial owner of more than 50% of the securities of the Company (directly or indirectly), a change in the majority of the Board of Directors, consummation of a merger or other acquisition pursuant to which the beneficial owners of the Company prior to such transaction no longer hold a majority of the voting securities of the Company following such transaction, the implementation of a plan of dissolution or liquidation, or the consummation of a sale of more than 50% of the Company's assets to an entity whose beneficial ownership is less than 50% owned by the prior beneficial owners of the Company in substantially the same proportions as before such transaction.
Stuart Cobb
On April 19, 2024, we entered into the Restated Consulting Agreement pursuant to which Dr. Cobb provides services to the Company as our Chief Scientific Officer. Pursuant to the Restated Consulting Agreement, the Consultant will be entitled to receive the following payments upon a termination by the Company without “cause” or by the Consultant with “good reason” (in each case as defined in the Restated Consulting Agreement) subject to the Consultant’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with certain restrictive covenants:
•a lump sum payment equal to 1.0x the then-current annual consulting fee;
•any annual success fee earned for the fiscal year prior to such termination but not yet paid; and
•a pro rata amount of the annual success fee for the then-current year calculated based on the number of days from and including the first day of the fiscal year to the date of termination.
If the Consultant is terminated by the Company without “cause” or if the Consultant terminates with “good reason” within a period from three months before to 12 months after a change in control, then in lieu of the foregoing, the Consultant will be entitled to receive:
•a lump sum payment equal to 12 months of the then-current consulting fee;
•any annual success fee earned for the fiscal year prior to such termination but not yet paid;
•a pro rata amount of the annual success fee for the then-current year calculated based on the then-current target annual success fee and the number of days from and including the first day of the fiscal year to the date of termination; and
•acceleration of the vesting of all equity and equity-based awards held by the Consultant as of such termination.
For purposes of the Restated Consulting Agreement:
•“Cause” generally means a good faith determination by the Board that Dr. Cobb's consulting arrangement be terminated due to his indictment, conviction or plea to a felony or other crime involving fraud, dishonesty or moral turpitude, material misconduct or gross negligence in performing his duties, his material failure or refusal to follow policies and lawful directives of the Board, any fraud, embezzlement, theft or dishonesty in connection with his consulting services provided to the Company, his material breach of the Restated Consulting Agreement or his failure to comply in any material respect with applicable laws with respect to the operation of the business.
•“Good Reason” generally means the failure or refusal of the Company to comply with the terms of the Restated Consulting Agreement in any material respect, a material diminution in Dr. Cobb's responsibilities, a material reduction in his base salary or annual success fee opportunity, or requiring Dr. Cobb to be located at an office that is more than 50 miles from his current work location.
•"Change in Control" generally means any person becoming the beneficial owner of more than 50% of the securities of the Company (directly or indirectly), a change in the majority of the Board of Directors, consummation of a merger or other acquisition pursuant to which the beneficial owners of the Company prior to such transaction no longer hold a majority of the voting securities of the Company following such transaction, the implementation of a plan of dissolution or liquidation, or the consummation of a sale of more than 50% of the Company's assets to an entity whose beneficial ownership is less than 50% owned by the prior beneficial owners of the Company in substantially the same proportions as before such transaction.
Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid (as computed in accordance with the SEC rules) and the Company’s performance with respect to certain financial metrics.

Year	Summary Compensation Table Total for Dr. McMinn[1]	Compensation Actually Paid to Dr. McMinn[2]	Summary Compensation Table Total for Ms. Cochener[1]	Compensation Actually Paid to Ms. Cochener[2]	Summary Compensation Table Total for Dr. Drachman[1]	Compensation Actually Paid to Dr. Drachman[2]	Average Summary Compensation Table Total for Non-Principal Executive Officer (“PEO”) NEOs[3]	Average Compensation Actually Paid to Non-PEO NEOs[4]	Value of Initial Fixed $100 Investment Based On Total Shareholder Return (“TSR”)[5]	Net Income (Loss)[6] (in thousands)
2023	1,080,629	1,041,892	1,827,432	1,902,501	549,983	477,211	1,242,197	1,252,222	7.00	(36,317)
2022	––	––	––	––	902,179	(3,599,400)	1,027,439	(119,619)	3.61	(60,692)
2021	––	––	––	––	2,650,131	(9,588,163)	3,457,798	103,358	34.18	(57,557)

1 The dollar amounts reported are the amounts of total compensation reported in our Summary Compensation Table.
2 The dollar amounts reported represent the amount of “compensation actually paid” to each of the PEOs during the applicable year, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEOs during the applicable year. In accordance with SEC rules, these amounts reflect “Total Compensation” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to PEO	2023 (Dr. McMinn)	2023 (Ms. Cochener)	2023 (Dr. Drachman)
Summary Compensation Table Total	1,080,629	1,827,432	549,983
Less, value of “Option Awards” reported in Summary Compensation Table	(404,087)	—	—
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	399,010	—	—
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	(22,191)	—	—
Plus (less), change in fair value from prior year end to the vesting date of equity awards granted in prior years that vested in the year	(11,469)	75,069	69,814
Less, prior year-end fair value for any equity awards forfeited in the year	—	—	(142,586)
Compensation Actually Paid to PEO	1,041,892	1,902,501	477,211
3 The dollar amounts reported represent the average of the amounts reported for the Company’s NEOs as a group (excluding the PEO(s)) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding the PEO(s)) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2023, Ms. Mikail, Dr. Cobb, and Mr. Smith; (ii) for 2022, Ms. Cochener and Dr. Patel; and (iii) for 2021, Robert Ho, our former Chief Financial Officer, and Dr. Patel.
4 The dollar amounts reported represent the average amount of “compensation actually paid” to the NEOs as a group (excluding the PEO(s)), as computed in accordance with SEC rules. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding the PEO(s)) during the applicable year. In accordance with the SEC rules, these amounts reflect “Total” as set forth in the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

Average Compensation Actually Paid to Non-PEO NEOs	2023
Average Summary Compensation Table Total	1,242,197
Less, average value of “Option Awards” and “Stock Awards” reported in Summary Compensation Table	(271,571)
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	283,155
Plus, average fair value as of vesting date of equity awards granted and vested in the year	—
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	(10,632)
Plus (less), average change in fair value from the prior year end to the vesting date of equity awards granted in prior years that vested in the year	9,073
Less, prior year-end fair value for any equity awards forfeited in the year	—
Average Compensation Actually Paid to Non-PEO NEOs	1,252,222
5 Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends, if any, for the measurement period, assuming dividend reinvestment, and the difference between the Company’s stock price at the end and the beginning of the measurement period by the Company’s stock price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2020.
6 The dollar amounts reported represent the amount of net income (loss) reflected in the Company’s audited financial statements for the applicable year.

Analysis of the Information Presented in the Pay versus Performance Table
The Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

The following chart sets forth the relationship between Compensation Actually Paid to our PEO(s), the average of Compensation Actually Paid to our non-PEO NEOs, and the Company’s TSR over the fiscal three year period from 2021 through 2023:

Compensation Actually Paid and Net Income (Loss)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO(s), the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s Net Income (Loss) over the two fiscal year period from 2021 through 2023:

Director Compensation
Non-Employee Director Compensation Policy
Prior to the Merger Closing, our non-employee directors received the following annual cash compensation for service on our Board and the following additional annual cash compensation for services on committees of our Board, as applicable, payable in equal monthly installments, in arrears:
••$40,000 per year for service as a member of our Board;
••$25,000 per year for service as our Chairperson;
••$20,000 per year for service as the chair of the Audit Committee and $8,000 per year for service as a member (other than as the chair) of the Audit Committee;
••$15,000 per year for service as the chair of the Compensation Committee and $7,000 per year for service as a member (other than as the chair) of the Compensation Committee; and
••$8,000 per year for service as the chair of the Nominating Committee and $5,000 per year for service as a member (other than as the chair) of the Nominating Committee.
•We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Employee directors do not receive additional compensation for service on our Board.
•In addition to the cash compensation set forth above, prior to the Merger Closing, each new non-employee director who joined our Board was granted an option to purchase 2,500 shares of our common stock (after giving effect to the 1-for-5 Reverse Stock Split and the 1-for-4 Reverse Stock Split). These options vest in equal annual installments over a three-year period. Thereafter, each non-employee director continuing in office following an annual meeting received a grant of stock options covering 1,250 shares of our common stock (after giving effect to the 1-for-5 Reverse Stock Split and the 1-for-4 Reverse Stock Split), vesting in equal monthly installments over a one-year period following the date of such annual meeting.
On January 18, 2024, we adopted a policy for compensating our non-employee directors with a combination of cash and equity, with such equity awards being subject to the terms and conditions of our 2023 Plan, and the Stock Option Agreement thereunder and related forms of grant notices approved by the Board.

•Cash Compensation.  Each of our non-employee directors is eligible to receive a $40,000 annual cash retainer for serving as a member of the Board (except for a non-executive Chair of the Board, if one is appointed, who would be eligible to receive a $70,000 annual cash retainer in such a position) as well as the following additional annual cash fees for their committee service:

	Chair	Member
Audit Committee	$15,000	$7,500
Compensation Committee	$10,000	$5,000
Nominating Committee	$8,000	$4,000
Each annual cash retainer and additional annual fee is paid quarterly in arrears. In addition, we reimburse all of our directors for their reasonable out-of-pocket expenses, including travel, food and lodging, incurred by them in connection with attendance at Board and committee meetings.
•Equity Compensation.  New non-employee directors are entitled to receive an initial equity grant of 15,400 stock options. Subject to the director’s continued service, initial equity awards vest in equal monthly installments over a three-year period following the date of grant. In addition, each non-employee director is entitled to receive an annual equity grant of 7,700 stock options. The annual equity awards vest in full on the first to occur of the first anniversary of the date of grant or the next annual meeting of the Company’s stockholders, subject to the director’s continued service through such date. All non-employee directors received an initial equity grant of 15,400 stock option awards in January 2024.
Fiscal Year 2023 Non-Employee Director Compensation Table
The following table shows the compensation earned in 2023 by the non-employee directors who served on the Board during such year. Amounts received by Dr. Baffi in 2023 relate to his service on the board of Private Neurogene. Dr. Freedland and Mr. Woods joined the Board of Directors in connection with the Merger Closing in December 2023 and as such did not receive any compensation in 2023.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Non-Employee Directors After the Merger
Robert Baffi	30,000	34,081	—	64,081
Cory Freedland	—	—	—	—
Sarah Noonberg	48,000	14,124	—	62,124
Rohan Palekar	57,500	14,124	—	71,624
Keith Woods	—	—	—	—
Non-Employee Directors Prior to the Merger(2)
Martin Babler	53,057	14,124	—	67,181
M. Cantey Boyd	50,163	14,124	—	64,287
Erin Lavelle	51,128	14,124	—	65,252
Todd Simpson	81,997	14,124	—	96,121
(1)    The amounts in this column represent the aggregate grant date fair value of the stock options granted to each non-employee director during the 2023 fiscal year under Neoleukin’s 2014 Plan with respect to Dr. Noonberg, Mr. Palekar, Mr. Babler, Ms. Boyd, Ms. Lavelle and Mr. Simpson and our 2018 Plan with respect to Dr. Baffi, computed in accordance with FASB ASC Topic 718. For more information regarding the assumptions used in these calculations, see Note 14 to our consolidated financial statements, Stock-Based Compensation, in our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)    These directors resigned from the Board effective as of December 18, 2023 in connection with the Merger.

Dr. McMinn, our CEO and Executive Chair, and Dr. Drachman, our former Chief Executive Officer and President, did not receive any additional compensation for his or her service on the Board. The compensation received by Dr. McMinn and Dr. Drachman for their respective service as our CEO is presented in the 2023 Summary Compensation Table above.
As of December 31, 2023, our non-employee directors held the following options to purchase shares of our common stock:

Name	Number of Shares Subject to Outstanding Options as of December 31, 2023 (#)
Robert Baffi	11,642
Sarah B. Noonberg	6,100
Rohan Palekar	5,000
Martin Babler	6,250
M. Cantey Boyd	6,100
Erin Lavelle	6,250
Todd Simpson	8,341

CERTAIN INFORMATION ABOUT OUR COMMON STOCK
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of April 18, 2024 by:
•each person, or group of affiliated persons, who is known by us to be the beneficial owners of more than 5.0% of our common stock.
•each of our directors and nominees;
•each of our NEOs; and
•all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after the date of this table. To our knowledge and subject to applicable community property rules, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned, unless otherwise indicated.
The percentage ownership information shown in the column titled “Percentage of Shares Beneficially Owned” in the table below is based on 12,865,684 shares of our common stock outstanding as of the date of this table (plus any shares that such person has the right to acquire within 60 days after the date of this table). Unless otherwise indicated, the address of each individual listed in this table is the Company’s address set forth on the first page of this Proxy Statement.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Greater than 5% stockholders:
Samsara BioCapital, L.P.(1)	1,287,291	9.99%
Entities affiliated with EcoR1 Capital Fund, L.P.(2)	1,286,836	9.99%
Entities affiliated with Redmile Biopharma Investments I, L.P.(3)	1,050,304	8.16%
Entities affiliated with Great Point Partners, LLC(4)	994,229	7.73%
Entities affiliated with Janus Capital Management LLC(5)	841,688	6.54%
Entities affiliated with Cormorant Asset Management, LLC(6)	746,180	5.80%

Named Executive Officers and Directors:
Rachel McMinn(7)	1,279,771	9.92%
Christine Mikail(8)	97,357	*
Stuart Cobb(9)	51,623	*
Donna Cochener(10)	25,198	*
Jonathan Drachman(11)	227,845	*
Sean Smith(9)	14,746	*
Robert Baffi(9)	12,496	*
Cory Freedland(12)	0	—%
Rohan Palekar(9)	7,139	*
Sarah B. Noonberg(9)	8,239	*
Keith Woods(9)	2,139	*
All current executive officers and directors as a group (9 persons)(13)	1,726,553	9.92%

(1)Based on information provided in a Schedule 13G filed with the SEC on February 14, 2024 and, with respect to certain securities, the Company’s records. Consists of (i) 1,267,790 shares of the Company’s common stock and (ii) 19,501 shares of the Company’s common stock issuable upon the exercise of pre-funded warrants held by Samsara BioCapital, L.P. (“Samsara LP”). Pursuant to the terms of the pre-funded warrants, the pre-funded warrants will be exercisable only to the extent that after giving effect to such exercise the holder thereof and their affiliates would beneficially own no more than 9.99% of outstanding common stock of the Company (the “Samsara Maximum Percentage”). Samsara LP may from time to time provide written notice to the Company, to increase the Samsara Maximum Percentage to any other percentage not in excess of 19.99%. Any such change will not be effective until the 61st day after such notice is delivered to the Company. As a result of this restriction, the number of shares of common stock that may be issued upon exercise of the pre-funded warrants by Samsara may change depending upon changes in the outstanding shares of common stock. Without giving effect to the above beneficial ownership limitation, the pre-funded warrants that Samsara holds would be exercisable for an aggregate of 67,070 shares of common stock. Samsara BioCapital GP, LLC (“Samsara GP”) is the sole general partner of Samsara LP and may be deemed to have voting and investment power over the securities held by Samsara LP. Dr. Srinivas Akkaraju is a managing member of Samsara GP and may be deemed to have voting and dispositive power over the securities held by Samsara LP. Dr. Akkaraju disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. The address of the above persons is 628 Middlefield Road, Palo Alto, CA 94301.
(2)Based on information provided in a Schedule 13G filed with the SEC on February 14, 2024 and, with respect to certain securities, the Company’s records. Consists of (i) 1,271,342 shares of the Company’s common stock held by EcoR1 Capital Fund Qualified, L.P. (“Qualified Fund”), and (ii) 15,494 shares of the Company’s common stock issuable upon the exercise of pre-funded warrants held by Capital Fund. Pursuant to the terms of the pre-funded warrants, the pre-funded warrants will be exercisable only to the extent that after giving effect to such exercise the holder thereof and their affiliates would beneficially own no more than 9.99% of outstanding common stock of the Company (the “EcoR1 Maximum Percentage”). Qualified Fund or Capital Fund may from time to time provide written notice to the Company to increase the EcoR1 Maximum Percentage to any other percentage not in excess of 19.99%. Any such change will not be effective until the 61st day after such notice is delivered to the Company. As a result of this restriction, the number of shares of common stock that may be issued upon exercise of the pre-funded warrants by Qualified Fund or Capital Fund may change depending upon changes in the outstanding shares of common stock. Without giving effect to the above beneficial ownership limitation, the pre-funded warrants that Qualified Fund holds would be exercisable for an aggregate of 570,663 shares of common stock and the pre-funded warrants that Capital Fund holds would be exercisable for an aggregate of 18,985 shares of common stock. EcoR1 Capital, LLC (“EcoR1”) is the general partner of Qualified Fund and Capital Fund, and the investment adviser to Opportunity Fund. Biotech Opportunity GP, LLC is the general partner of Opportunity Fund. Oleg Nodelman is the control person of EcoR1 and Biotech Opportunity GP, LLC and may be deemed to share dispositive voting power over the shares held by Qualified Fund, Capital Fund and Opportunity Fund. Mr. Nodelman, EcoR1 and Biotech Opportunity GP, LLC each disclaim beneficial ownership of all shares except to the extent of their pecuniary interest. The address of the above persons is 357 Tehama Street #3, San Francisco, CA 94103.
(3)Based on information provided in a Schedule 13G/A filed with the SEC on February 14, 2024. Consists of (i) 946,897 shares of the Company’s common stock held by certain private investment vehicles (the “Redmile Vehicles”) managed by Redmile Group, LLC (“Redmile”), including 652,030 shares held by Redmile Biopharma Investments I, L.P. (“Redmile Biopharma I”), and (ii) 103,407 shares of the Company’s common stock issuable upon the exercise of pre-funded warrants held by Redmile Vehicles. Redmile is the investment manager/adviser to the Redmile Funds, and, in such capacity, exercises voting and investment power over all of the shares held by the Redmile Funds and may be deemed to be the beneficial owner of these shares. Jeremy C. Green serves as the managing member of Redmile and also may be deemed to be the beneficial owner of these shares. Redmile and Mr. Green each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of the Redmile Funds is c/o Redmile Group, LLC, One Letterman Drive, Building D, Suite D3-300, San Francisco, CA 94129.
(4)Based on information provided in a Schedule 13G filed with the SEC on February 14, 2024. Consists of (i) 564,722 shares held by Biomedical Value Fund, L.P. (“BVF”), (ii) 361,900 shares held by Biomedical Offshore Value Fund, Ltd. (“BOVF”) and (iii) 67,607 shares of Cheyne Global Equity Fund (an Open-Ended Fund of Cheyne Select Master Fund) (“CGEF”). Great Point Partners, LLC (“Great Point”) is the investment manager of BVF, BOVF and CGEF and by virtue of such status may be deemed to be the beneficial owner of the shares held by each of BVF, BOVF and CGEF. Each of Dr. Jeffrey R. Jay, M.D. (“Dr. Jay”), as Senior Managing Members of Great Point, and Mr. Ortav Yehudai (“Mr. Yehudai”), as Managing Director of Great Point, has voting and investment power with respect to the shares held by each of BVF, BVOF and CGEF, and therefore may be deemed to be the beneficial owner of the shares held by BVF, BOVF and CGEF, except to the extent of their respective pecuniary interests. The address of Great Point Partners, LLC is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.
(5)Based on information provided in a Schedule 13G filed with the SEC on February 14, 2024. Janus Henderson Group plc holds a 100% ownership stake in Janus Henderson Investors U.S. (“JHIUS”), Janus Henderson Investors UK Limited and Janus Henderson Investors Australia Institutional Funds Management Limited (collectively, the “Janus Asset Managers”). JHIUS acts as investment advisor or sub-advisor to managed portfolios of the Asset Managers that hold, in the aggregate, 841,688 shares of the Company’s common stock and accordingly may be deemed to have voting power and dispositive power with respect to shares held in such managed portfolios, However, JHIUS does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The address for each of the foregoing entities is c/o Janus Henderson Investors US LLC, 151 Detroit Street, Denver, CO 80206.
(6)Based on information provided in a Schedule 13G filed with the SEC on February 14, 2024. Consists of (i) 155,805 shares of the Company’s common stock held by Cormorant Global Healthcare Master Fund, LP (“Cormorant Master Fund”), (ii) 247,194 shares of the Company’s common stock held by Cormorant Private Healthcare Fund II, LP (“Cormorant Fund II”), and (iii) 335,715 shares of the Company’s common stock held by Cormorant Private Healthcare Fund III, LP (“Cormorant Fund III” and together with Cormorant Master Fund and Cormorant Fund II, the “Cormorant Funds”). Cormorant Global Healthcare GP, LLC (“Global GP”), Cormorant Private Healthcare GP II, LLC (“Private GP II”) and Cormorant Private Healthcare GP III, LLC (“Private GP III”) serve as the general partners of Cormorant Master Fund, Cormorant Fund II and Cormorant Fund III, respectively. Cormorant Asset Management, LP (“Asset Management”) serves as the investment manager to each of the Cormorant Funds. Bihua Chen serves as the managing member of Global GP, Private GP II and Private GP III. Cormorant Asset Management GP, LLC (“Asset Management GP”) serves as the general partner of Asset Management, and Ms. Chen serves as the managing member of Asset Management GP. Ms. Chen may be deemed to share the power to direct the disposition and vote of the shares held by the Cormorant Funds. Each of Global GP, Private GP, Asset Management, Asset Management GP and Ms. Chen disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of the Cormorant Funds, Global GP, Private GP, Asset Management and Ms. Chen is 200 Clarendon Street, 52nd Floor, Boston, MA 02116.
(7)Includes options to purchase 29,325 shares of the Company’s common stock that are exercisable within 60 days of the date of this table
(8)Includes options to purchase 76,416 shares of the Company’s common stock that are exercisable within 60 days of the date of this table.
(9)Consists of options to purchase shares of the Company’s common stock that are exercisable within 60 days of the date of this table.
(10)Includes options to purchase 187,377 shares of the Company’s common stock that are exercisable within 60 days of the date of this table.
(11)Consists of (i) 97,879 shares held directly by Dr. Drachman, (ii) 10,000 shares held by the JGD Family Trust 2020, (iii) 10,000 shares held by the PLD Family Trust 2020, and (iii) options to purchase 109,966 shares of the Company’s common stock that are exercisable within 60 days of the date of this table.
(12) Dr. Freedland, an employee of Samsara BioCapital, L.P. (“Samsara LP”), serves on our Board as a representative of Samsara LP and Samsara LP may be deemed to beneficially own the securities received by Dr. Freedland as compensation for serving as a director. Pursuant to the policies of Samsara LP, Dr. Freedland does not have any right to the pecuniary interest in securities received as compensation for serving as a director and Samsara LP is entitled to an indirect pecuniary interest in such securities.
(13)Includes options to purchase 349,425 shares of the Company’s common stock that are exercisable within 60 days of the date of this table.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table contains information about our equity compensation plans as of December 31, 2023. As of such date, we had outstanding awards under four equity compensation plans: the Neoleukin 2014 Equity Incentive Plan (“2014 Plan”), the Neurogene 2018 Equity Incentive Plan ("2018 Plan"), our 2023 Equity Incentive Plan (“2023 Plan”) and our 2023 Employee Stock Purchase Plan (“2023 ESPP”).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	749,927	29.01	2,410,945
Equity compensation plans not approved by security holders	73,906	56.00	0
Total	823,833	31.43	2,410,945

(1)    The weighted-average exercise price does not take into account shares issuable upon vesting of outstanding restricted stock unit awards, if any, which have no exercise price.
(2)    Includes the 2014 Plan, 2018 Plan, 2023 Plan and 2023 ESPP. Excludes 512,946shares that were added to our 2023 Plan on January 1, 2024 pursuant to the evergreen provisions thereunder that provide for automatic annual increases on January 1 of each year until January 1, 2033 equal to 4% of our outstanding shares as of the preceding December 31 (or such lesser amounts as approved by the Board). While there are outstanding awards under the 2014 Plan and 2018 Plan, no further shares are available for new awards under those plans. We have not yet initiated a purchase period under our ESPP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of each transaction or series of similar transactions since January 1, 2022, or any currently proposed transaction, to which we were or are a party in which:
•the amount involved exceeds $120,000; and
•any related person (including our directors, executive officers, beneficial owners of more than 5% of our voting capital stock and any members of their immediate family) had or will have a direct or indirect material interest, other than compensation (including the consulting agreement relating to Dr. Cobb’s provision of services to the Company as Chief Scientific Officer) and other arrangements that are described under the section titled “Executive Compensation” or that were approved by our Compensation Committee.
Beneficial ownership of securities is determined in accordance with the rules of the SEC.
Related Party Transactions
Indemnification Agreements and Insurance
Our Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. We have also entered into agreements to indemnify our directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a director or officer, as applicable, to the maximum extent allowed under Delaware law. We have also purchased directors’ and officers’ liability insurance.
Related Party Transaction Policy
Our Board has a written policy regarding the review and approval or ratification by our Audit Committee of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships between us or any of our subsidiaries and any related person in which the aggregate amount involved since the beginning of our last completed fiscal year exceeds or is expected to exceed $120,000 and such related person has or will have a direct or indirect interest. A related person is defined to include any executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing persons. In determining to approve or ratify any such transaction, our Audit Committee is expected to take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Transactions involving compensation for services provided to us as an employee or director, among other limited exceptions, are deemed under the terms of the policy to have standing pre-approval by the Audit Committee but may be specifically reviewed if appropriate in light of the facts and circumstances. Any director who is a related person with respect to a transaction under review is not permitted to participate in the deliberations (other than to provide information concerning the transaction to the Audit Committee) or vote on approval of the transaction.

OTHER MATTERS
Delivery of Documents to Stockholders Sharing an Address
A number of brokerage firms have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders who have the same address and do not participate in electronic delivery of proxy materials will receive only one copy of the proxy materials, including this Proxy Statement, the Notice and our Annual Report on Form 10-K for the year ended December 31, 2023, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. This procedure helps to reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. If you received a “householding” mailing this year and would like to have additional copies of the proxy materials mailed to you, please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call (877) 237-5020, and we will promptly deliver the proxy materials to you. Please contact your broker if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future, or if you would like to opt out of “householding” for future mailings.
Availability of Additional Information
We will provide, free of charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2023, including exhibits, upon the written or oral request of any stockholder of the Company. Please send a written request to our Corporate Secretary at the address set forth on the first page of this Proxy Statement, or call the number above.

NEUROGENE INC.
C/O: PROXY SERVICES
P.O. BOX 9142
FARMINGDALE, NY 11735

**SCAN TO VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 13, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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**The Board of Directors recommends you vote FOR the following director nominees:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Class I Directors for terms expiring in 2027. | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

**Nominees**

01) Cory Freedland    02) Rachel McMinn

**The Board of Directors recommends you vote FOR the following proposals:**

**NOTE:** In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

0000645713_1 R1.0.0.6

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report/10K wrap are available at www.proxyvote.com

**NEUROGENE INC.**
**Proxy for Annual Meeting of Stockholders on June 14, 2024**
**Solicited on Behalf of the Board of Directors**

The undersigned stockholder(s) hereby revoke(s) all previous proxies, acknowledge(s) receipt of the Notice of the 2024 Annual Meeting of Stockholders of Neurogene Inc., the accompanying proxy statement and the 2023 Annual Report, and hereby appoint(s) Rachel McMinn, Christine Mikail, and Donna Cochener, or any of them, as proxies of the undersigned, each with the power to appoint her substitute, and hereby authorize(s) them, or any of them, with the power to act without the other, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Neurogene Inc. that the undersigned stockholder(s) is/are entitled to vote at the 2024 Annual Meeting of Stockholders of Neurogene Inc. to be held at 11:00 a.m. Eastern Time on June 14, 2024, or any adjournment or postponement thereof.

**The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder(s). If no such direction is made, but the card is signed, this proxy will be voted FOR both of the nominees listed in Proposal No. 1, and FOR Proposal Nos. 2 and 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournment or postponement thereof. In the event that any of the nominees named on the reverse side of this card are unavailable for election or unable to serve, the shares represented by the proxy may be voted for a substitute nominee selected by the Board of Directors.**

0000645713_2 R1.0.0.6

**Continued and to be signed on reverse side**